EXHIBIT 2.1

Merger Agreement

This Merger Agreement ("Agreement") is made and entered into as of June 12, 2017 (the "Effective Date"), by and among: (i) Troika Design Group, Inc., a California corporation and each of its subsidiaries (collectively, the "Company"); (ii) Daniel Pappalardo, as sole shareholder of the Company ("Seller"); (iii) M2 nGage Group, Inc., a Nevada corporation (the "Buyer"); and (iv) Troika Acquisition Corp., a California corporation ("Merger Sub").
Recitals
This Agreement sets forth the terms and conditions upon which Merger Sub, which is a wholly-owned subsidiary of Buyer, shall be merged with and into the Company, with the Company surviving (the "Surviving Company").  As a result of the Merger (as defined herein), Buyer will become the sole stockholder of the Surviving Company.
A.     The Company is a consumer-centric, full-service branding and creative marketing agency that combines cultural anthropology with extensive entertainment and media expertise (the "Business").
B.     Subject to and on the terms and conditions set forth in this Agreement, the Seller desires to sell, and Buyer desires to buy, all of the Capital Stock (as defined) of the Company and its subsidiaries.
NOW, THEREFORE, for and in consideration of the recitals, the mutual covenants and agreements hereafter described and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:
Agreements
In consideration of the mutual promises and covenants contained herein, the Company, the Seller, the Buyer and Merger Sub agree as follows:
1.     Certain Definitions.
In addition to the terms which may be defined elsewhere in this Agreement, as used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:
"Act" means the California Corporations Code.
"Affiliate" means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or an officer, director, holder of ten (10%) percent or more of the outstanding equity securities of such Person, or the parent, spouse or lineal descendant of any of the foregoing, with "control" meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

"Approval" means any license, permit, consent, approval, authorization, order, registration, filing, waiver, qualification or certification.
"Audit Delivery Date" means the date that the Audited Financial Statements are delivered to Buyer in accordance with Section 3.8.

"Audited Financial Statements" shall have the meaning set forth in Section 3.8.

"Auditor" shall mean Singer Lewak LLP.

"Business Day" means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.
"Buyer Subsidiaries" means Digital Media Acquisition Group Corp.; Signal Share Infrastructure, Inc.; Signal Point Holdings Corp.; and Troika Acquisition Corp.
"Capital Stock" means all of the equity of Troika Design Group, Inc. and its subsidiary.
"Closing Date" means the date on which Closing occurs.
"Code" means the Internal Revenue Code of 1986, as amended.
"Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right, agreement or other arrangement.
"Employment Agreement" means the Employment Agreement pursuant to this Agreement and effective upon the Closing, between the Buyer, the Company and Daniel Pappalardo.
"Environmental Law" means any federal, state, foreign or local law, statute, rule or regulation, administrative decision, order or any common law, relating to the protection of the environment, natural resources or human health or safety or related to any emission, spill, discharge, migration, release or threatened release of solid waste or Hazardous Substances into the environment (including ambient or indoor air, surface water, ground water, soil or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means, with respect to any Person, any entity that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with, such Person as defined in Section 414(b), (c), (m) or (o) of the Code.
"GAAP" means United States generally accepted accounting principles.

"Governmental Authority" means the United States of America, any state, commonwealth, territory or possession thereof, any foreign state or government, and any political subdivision or quasi-governmental authority of any of the same, including, but not limited to, courts, arbitrators, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces and other instrumentalities.
"Hazardous Substance" means any pollutants, contaminants, chemicals, toxic or hazardous materials, noxious substances or wastes of any type which are defined or listed as toxic or hazardous, or any other substances that are otherwise regulated pursuant to, any Environmental Law, including, but not limited to: (i) oil, petroleum or petroleum compounds (refined or crude); (ii) flammable, explosive or radioactive materials or substances or radon; (iii) asbestos in any form that is or could become friable; (iv) lead-containing paint, pipes or plumbing; and (v) polychlorinated biphenyls or any electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.
"Indebtedness" means liabilities (including liabilities for principal, accrued interest, penalties, fees and premiums) (i) for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the ordinary course of business), (ii)  evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) under conditional sale or other title retention agreements, (v)  issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (vi)  of others secured by (or for which the holder of such liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed or (vii) under leases required to be accounted for as capital leases under GAAP.
"Income Tax Return" means any Tax Return that relates to Income Taxes.
"Income Taxes" means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, alternative minimum taxes, net worth and any taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes) if one or more of the bases upon which such tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding taxes measured with reference to or as a substitute for any tax described in clauses (i) or (ii) above; and "Income Tax" means any one of them.
"Intellectual Property" means all domestic and foreign patents, patent applications, (together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, rights or licenses to Internet domain names, applications and reservations therefor, and uniform resource locators and the Internet sites corresponding thereto, trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, logos, brand names, know-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, software (other than "off-the-shelf," "shrink wrap" or "click-through" software), databases, data collections and other proprietary information or material of any type, whether written or unwritten.

"IRS" means the United States Internal Revenue Service.
"Judgment" means any judgment, writ, order, injunction, voluntary settlement agreement, award or decree (including any consent decree) of any court, judge, justice, arbitrator or magistrate, including any bankruptcy court or judge, or any other Governmental Authority.
"Knowledge of the Buyer" (or words of similar import) means the actual knowledge of Michael Tenore, Andrew Bressman, or Buyer's staff or representatives, or any of them.
"Knowledge of the Company" (or words of similar import) means the actual knowledge of Daniel Pappalardo, Kelly Anderson, the Company's staff or representatives, or any of them.
"Legal Requirements" means applicable provisions of all constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes, administrative decisions or orders of any Governmental Authority, as well as the common law.
"Lien" means any lien, mortgage, indenture, pledge, security interest, encumbrance or other adverse interest of any kind or description.
"Litigation" means any claim, action, suit, proceeding, arbitration or governmental investigation (including a Tax audit) or procedure that could result in a Judgment.
"Losses" means any claims, losses, liabilities, damages, Liens, Taxes, penalties, costs and expenses, including, but not limited to, reasonable fees and disbursements of counsel.
"Material Adverse Effect," used with respect to any Person, means a material adverse effect or change on the condition (financial or otherwise), operations or results thereof, or properties or assets (taken as a whole), of such Person and its subsidiaries as a whole, or any event that has occurred or circumstances that exist that result in such material adverse effect or change; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) conditions caused by acts of terrorism or war (whether or not declared); (v) a change in law; (vi) changes in GAAP; (vii) the announcement of the transactions contemplated in this Agreement; (viii) changes in political conditions; or (ix) acts of God.

"Merger Consideration" means the aggregate amount payable to the Seller pursuant to this Agreement for or in respect of the outstanding Capital Stock.
"Organizational Documents" means, with respect to any corporation, those instruments that at the time constitute its charter as filed or recorded under the Legal Requirements of the jurisdiction of its incorporation, including the articles or certificate of incorporation and its by-laws, in each case including all amendments thereto, as the same may have been restated; with respect to any limited liability company, those instruments that at the time constitute its certificate of organization as filed or recorded under the Legal Requirements of the jurisdiction of its organization and its limited liability company agreement or operating agreement, in each case, including all amendments thereto, as the same may be restated; and, with respect to any other entity, the equivalent organizational or governing documents of such entity.
"Permitted Liens" means (i) Liens for Taxes (A) not currently due and payable, or (B) being contested in good faith by appropriate proceedings for which adequate reserves have been provided in the Audited Financial Statements; and (ii) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet delinquent.
"Person" means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.
"Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date.
"Public Documents" means any report, document or filing made with the U.S. Securities and Exchange Commission.
"Related Person" means, with respect to a specified entity (i) each other Person who owns of record or beneficially at least five percent of the outstanding capital stock or other equity securities of such entity, (ii) each individual who is an officer, director, manager, member, employee or owner of such entity, and (iii) any Affiliate or immediate family member of any Person described in clause (i) or (ii) of this definition.
"Securities Act" means the Securities Act of 1933, as amended.
"Subsidiaries" means each of the subsidiaries of Troika Design Group, Inc., namely Troika Production Group, LLC.
"Tax Return" means any report, return, statement or other written information supplied, or required by Legal Requirements to be supplied, to any Governmental Authority in connection with any Taxes.
"Taxes" means (i) all levies and assessments of any kind or nature imposed by any Governmental Authority, including, but not limited to, all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto, and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code) of another Person, (B) being a member of an affiliated, combined or consolidated group, or (C) a contractual arrangement or otherwise.

2.      Basic Transaction.
2.1.   Closing.  The closing (the "Closing") of the transactions contemplated by this Agreement shall occur within ten (10) days after the satisfaction or waiver of the Conditions Precedent (as defined below) (the "Closing Date").  The Closing shall take place at the office of Buyer's attorney in New York, New York or at such other location which is mutually agreed upon by the parties.  The parties hereto agree to cooperate and use reasonable efforts to cause all contingencies to occur by the Closing Date.  If through no fault of Buyer or Seller, the Closing fails to occur on or before June 16, 2017, then either Seller or Buyer may, without liability, terminate its obligations under this Agreement
2.2    The Merger.
(a)     Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with applicable Legal Requirements, at the Effective Time, Merger Sub shall be merged with and into the Company, the Company shall continue as the Surviving Company, and the separate existence of Merger Sub shall cease (the "Merger").  At Closing, the Company shall duly prepare, execute, acknowledge and deliver to the Secretary of State of the State of California a certificate of merger in the form attached as Exhibit 2.1 ("Certificate of Merger").  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of California (the "Effective Time").
(b)     The Merger shall have the effect set forth in the California Corporations Code.  The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of corporation of the Surviving Company, until amended as provided therein or by applicable Legal Requirements.  The By-Laws of the Company shall be amended and restated at and as of the Effective Time in the form attached hereto as Exhibit 2.1(b), until amended as provided therein or by applicable Legal Requirements and shall be adopted as the By-Laws of the Surviving Company.  Pursuant to the Employment Agreement, Daniel Pappalardo shall become the President of the Surviving Company as of the Closing Date.  Schedule 2.2(b) sets forth fine art assets on display at the Company which are used by the Company and owned by the Seller.
(c)     The parties intend for the Merger as contemplated hereunder to qualify as a tax-free exchange pursuant to Section 368(a)(1) of the Code. The parties agree to file any and all tax returns consistent with the treatment of the Merger as a tax-free transaction under Section 368(a) of the Code.
2.3.     Conversion of Outstanding Capital Stock.  At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Seller, Buyer or Merger Sub, all of the outstanding Capital Stock owned by the Seller shall be converted into the right to receive the aggregate Merger Consideration in accordance with Section 2.4.  No outstanding Capital Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 2.3 after the Effective Time.

2.4.     Merger Consideration.  Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay the Merger Consideration as follows:
(a)     Buyer shall (i) pay to the Seller Merger Consideration of Thirty Million Seven Hundred Thousand (30,700,000) shares of Buyer's Common Stock, and (ii) infuse into the Company Five Million Dollars Cash ($5,000,000) in cash as follows:
(i)     An aggregate of Five Million ($5,000,000) Dollars in cash by certified funds or by wire transfer of immediately available funds (the "Cash Consideration") consisting of (a) Two Million Eight Hundred Thousand ($2,800,000) Dollars to pay outstanding obligations of the Company consisting of loans, past due liabilities and litigation obligations set forth on Exhibit 2.4(a)(i); and (b) Two Million Two Hundred Thousand ($2,200,000) Dollars to be placed in a segregated bank account retained by the Buyer to be used to support the operations of the Buyer and the Company.  This segregated bank account shall have the same signatories as the Company's other bank accounts.  Any expenditure for $5,000 or greater in any bank account for the Company, Buyer or Merger Sub shall be determined jointly by Daniel Pappalardo and Buyer's COO (to be Christopher Broderick).  In the event of a deadlock between Christopher Broderick and Daniel Pappalardo, such matters will be determined by a majority vote of the Buyer's Board of Directors.
(ii)     Buyer shall issue Thirty Million Seven Hundred Thousand (30,700,000) shares of the Buyer's Common Stock ("Parent Stock") to the Seller's designees in the amounts set forth on Exhibit 2.4(a)(ii) to be released from a lock-up/leak-out agreement with Daniel Pappalardo, a form of which is attached hereto as Exhibit 2.8(iii), and vesting agreements with Seller's designees pursuant to individual Subscription Agreements, each in thirty-six equal tranches over a three-year period from the Closing Date.
2.5.     Performance Bonuses.  In addition to the Purchase Price, the Buyer shall pay performance bonuses of up to Five Million ($5,000,000) Dollars Post-Closing to the recipients listed on Exhibit 2.4(a)(ii) and in the amounts and on the terms set forth in their respective employment agreements.
2.6     Conversion of Merger Sub Stock.  The Merger Consideration to be issued to the Seller in accordance with the terms hereof shall be issued in full satisfaction of all rights pertaining to the outstanding Capital Stock, which outstanding Capital Stock shall be converted pursuant to Section 2.2 above. Each share of common stock of Merger Sub issued and outstanding at the Effective Time shall be converted into a share of Common Stock in the Surviving Company representing the same proportionate ownership interest in the Surviving Company as it previously represented in Merger Sub, with such conversion to occur as of the Effective Time.
2.7     Escrow Agreement.  Three Million Seventy Thousand (3,070,000) restricted shares of the Parent Stock (the "Escrow Shares") of the Merger Consideration held by Seller shall be delivered to Buyer's attorney, as escrowee (the "Escrow Agreement"), to be held pursuant to an escrow agreement in form and substance reasonably acceptable to Buyer (the "Closing Escrow Agreement") in the form set forth as Exhibit 2.7 to secure the indemnification obligations of the Seller under this Agreement as set forth in Section 10 below.  The Escrow Shares will be held in an escrow account and will be released only in accordance with the terms of the Closing Escrow Agreement.  The Escrow Shares will be held as the sole security and not as sole recourse against the Seller.  The Seller acknowledges and agrees that Buyer's remedies under the Closing Escrow Agreement are not Buyer's sole and exclusive recourses or remedies in connection herewith.  To the extent that one party owes money to the other pursuant to this section, such party shall pay all amounts so owed within thirty (30) days after written notice thereof.

2.8.     Other Agreements
(i)     Management, Employment and Non-Competition Agreements.
In addition to the Purchase Price as described above, at the Closing:
(A)     Daniel Pappalardo shall be appointed President of the Surviving Company.  Mr. Pappalardo shall enter into an Employment Agreement with the Buyer in the form agreed to with the Buyer on this date.
(B)     The Buyer and the Company shall assume the rights and obligations of the Company under the Interim Services Agreement dated July 24, 2015 with CSuite Financial Partners, LLC (the "Anderson Consulting Agreement"); and all other key employees of the Company shall execute new standard employment agreements with Buyer.
(C)     Daniel Pappalardo, or his designee, shall be elected to the Board of Directors of the Buyer which size shall be set at five (5) Directors.  Management of the Buyer shall nominate Daniel Pappalardo or his designee to the Board of Directors of Buyer for as long as he is employed by Buyer, Company and/or an affiliate.  Appropriate and sufficient directors' and officers' liability insurance with claims made coverage for all officers and directors of Buyer and Company shall be put in place at the Closing.
(ii)     Stock Options and Restricted Stock Units.
At Closing, all former employees of the Company who remain employees shall be eligible to receive restricted shares or options to purchase Common Stock of Buyer under Buyer's Equity Incentive Plan, which shall be increased by an additional 30 million shares (which increase shall be approved by Buyer's Board of Directors prior to Closing.  Buyer shall obtain approval by a majority of its voting securities with six (6) months of Closing.  All such option shares shall be registered under the Securities Act of 1933 on Form S-8 within 2 years of the Closing Date), to be granted upon a voting schedule, based upon mutually agreed to criteria between the Seller and the Buyer.  In any event, Daniel Pappalardo shall be granted at Closing options to purchase 7,500,000 shares of Buyer's Common Stock at fair market value on such date vesting over a five-year period (one year cliff, then monthly over four years).

(iii)     Lock-Up/Leak-Out Agreements.
The resale of Parent Stock by the Seller shall be bound by the terms and conditions of the Lock-Up/Leak-Out Agreement, in the form attached hereto as Exhibit 2.8(iii) (the "Lock-Up Agreement").  The Lock-Up Agreement shall provide, among other things, that no shares may be sold for the first six (6) months from the Closing Date.  In the event sales may be permitted pursuant to Rule 144 under the Securities Act, then the Sellers may sell one-thirtieth (1/30) of the Seller's Parent Stock commencing six (6) months from the Closing Date on a cumulative basis and all (100%) of the Parent Stock commencing three (3) years from the Closing Date.  Any sales by Seller shall be in compliance with the terms and conditions of Rule 144 under the Securities Act, unless previously registered with the Securities and Exchange Commission under a then-effective registration statement.  In the event that any shares of Parent Stock held by designees of Seller revert back to Seller, the sale of such shares shall be subject to the terms and conditions of the Lock-Up Agreement and aggregated with any sales by Seller.
Any sales of Parent Stock in violation of the Lock-Up Agreement by Seller shall constitute an event of default under the Lock-Up Agreement and all proceeds in excess of the Merger Consideration from the sale of all Parent Stock by Seller, regardless of whether such proceeds derive from sales made prior to, concurrent with or subsequent to such event of default, shall be paid to the Buyer.  The Buyer reserves the right to waive the lock-up limitations and/or resale limitations set forth in the Lock-Up Agreement, in whole or in part.
3.     Representations and Warranties of the Company.  The Company and its subsidiaries (collectively, hereinafter referred to as the "Company"), jointly and severally, hereby represent and warrant to Buyer and Merger Sub, as follows:
3.1.     Organization and Qualification of the Company.  The Company and its Subsidiaries are duly organized, validly existing and in good standing under the laws of their jurisdiction of organization, and have all requisite power and authority to own and lease the properties and assets they currently own and lease and to conduct their activities as currently conducted and as presently contemplated to be conducted.  The Company is duly qualified to do business as a foreign corporation and/or limited liability company and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, and where the failure to be so qualified could have a Material Adverse Effect on the Company.  Schedule 3.1 is a true and complete list of (i) the jurisdictions of organization of the Company and its Subsidiaries, and each jurisdiction in which the Company is qualified to do business, (ii) every state or foreign jurisdiction in which the Company has employees or facilities and (iii) the managers, members, and officers of the Company.
3.2     Authority.  The Company has all necessary power and authority to execute and deliver this Agreement and each other instrument or document required to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company and the Seller, as applicable, and no other proceedings on the part of the Company or Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated herein.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of  the Company  enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws.

3.3.     Capitalization of the Company; Organizational Documents; Books and Records.
(a)     The issued and Outstanding Capital Stock has been duly authorized and is validly issued and outstanding and is owned by the Seller in accordance with the amount or percentages as set forth on Schedule 3.3(a).  There are no declared or accrued and unpaid distributions with respect to any Outstanding Capital Stock. All Outstanding Capital Stock was issued in compliance with applicable federal and state securities Laws.  Except as set forth on Schedule 3.3(a), the Company has never adopted, sponsored or maintained any option plan or any other plan or agreement providing for equity compensation to any Person. Except as set forth on Schedule 3.3(a), there are no equity interests of the Company issued, reserved for issuance or outstanding and no other Person owns or has the right to purchase or receive any membership or other equity interest in the Company.  There are no authorized or outstanding subscriptions, options, convertible securities, bonds, debentures, notes, exchangeable securities, warrants, puts, calls, equity interests or other rights of any kind issued or granted by, or binding upon, the Company to sell or otherwise issue or to purchase or otherwise acquire any security of or ownership interest in the Company. Except as set forth on Schedule 3.3(a), there are not, as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Stockholder is a party or to which any of them is bound relating in any way to any ownership interests in the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Outstanding Capital Stock, options, warrants or other equity interests of the Company.
(b)     The Company has delivered to Buyer true and complete copies of the Organizational Documents of the Company.  Such Organizational Documents are in full force and effect.  The minute books of the Company contain accurate and complete records of all meetings held by, and actions taken by, the members or managers of the Company, and no meeting of any directors, members or managers has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.
3.4.     Company Subsidiaries.  The Company does not own, directly or indirectly, any of the stock or equity interests in any corporation, partnership, joint venture, limited liability company, trust or other legal entity other than the Subsidiaries.  The Company does not own (and has never in the past owned) any equity, partnership, membership, or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity, partnership, membership or similar interest in, any Person, and is not under any obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in, any Person.

3.5.     No Conflicts; Required Consents.  Except as described on Schedule 3.5, the execution and delivery by the Company of this Agreement and each of the Employment agreements to which the Company is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not:  (i) conflict with or violate any provision of the Organizational Documents of the Company; (ii) to the Knowledge of the Company, violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any Contract to which the Company is a party; (iv) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (v) result in the creation or imposition of any Lien on any assets or properties of the Company.
3.6     Litigation.  Except as set forth on Schedule 3.6, there is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of its officers, managers or members (in their capacities as such), and the Company has not received written notice of any claim, complaint, incident, report, threat or notice of any such Litigation and, to the Knowledge of the Company, there is no basis therefor.  There is no Litigation pending or threatened against any other Person by the Company.  There are no outstanding Judgments against or involving or affecting the Company or any of its assets or properties, and the Company is not in default with respect to any such Judgment of which it has Knowledge or served upon it.
3.7     Compliance with Applicable Legal Requirements.
(a)     The Company has complied and is in compliance with all Legal Requirements applicable to it and to its assets, properties, operations and business.  To the Knowledge of the Company, the Company has not received any notice from any Governmental Authority to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements, and the Company has no Knowledge that any existing circumstances are likely to result in a Litigation for a violation of any such Legal Requirement.  To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or, the Company's sales agents or other representatives is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority given the Company written notice of its intention to conduct the same.
(b)     There is no Contract or Judgment binding upon the Company which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.  Without limiting the generality of the foregoing, the Company has not entered into any Contract under which it is restricted from selling, licensing, manufacturing or otherwise distributing any products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

(c)     Without limiting any provision of this Agreement: (i) neither the Company nor, to the Knowledge of the Company, any officer, manager, agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly (a) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Legal Requirement, (b) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (c) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (d) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Legal Requirement of similar effect, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (f) established or maintained any fund that has not been recorded in the books and records of the Company, or (ii) the Company has complied and is in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended.  Without limiting the foregoing, the Company has not made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, Sudan, Syria or Burma (Myanmar).
(d)     The Company is not in violation of any applicable Legal Requirements relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Legal Requirements comprising or implementing the Bank Secrecy Act and applicable Legal Requirements administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended, or replaced) (collectively, "Anti-Terrorism Law") and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(e)     To the Knowledge of the Company, neither the Company nor any agents acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereby is any of the following (each a "Blocked Person"): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf  of,  any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224: (iii) a Person with which the Buyer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224; (v) a Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

(f)     To the Knowledge of the Company, neither the Company nor any of its agents acting in any capacity in connection with this Agreement or the transactions contemplated hereby (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.
3.8.    Financial Statements.
(a)     The audited balance sheets of the Company as at January 30, 2016 and 2017 and the related statements of profit and loss and cash flows for the years then ended (the "Audited Financial Statements") shall be prepared at the Company's expense by the Auditor pursuant to the Company's engagement letter with the Auditor and delivered to Buyer upon completion of the audit.  The Audited Financial Statements are (or will be) based on the books and records of the Company, which books and records are accurate and complete and have been maintained consistently with past practices and have been made available for inspection by the Buyer or its representatives.
(b)     The Audited Financial Statements have been (or will be) prepared in accordance with GAAP, applied on a consistent basis throughout the period involved, and present fairly in all material respects the financial condition of the Company as of the dates of such statements and the results of operation for the periods then ended.
3.9.     Liabilities.  To the Knowledge of the Company, the Company does not have any liabilities of any kind or nature whatsoever (accrued, absolute, contingent or otherwise), except (a) those which are adequately reflected or reserved against in the Audited Financial Statements; (b) those that were incurred in the ordinary course of business consistent with past practice since January 30, 2017; (c) obligations not in default under Contracts entered into by the Company, and (d) liabilities under the executory portion of any licenses, permits, consents, approvals, certificates or governmental approvals to which the Company is bound.  Except as set forth on Schedule 3.9, as of the Closing and the debt assumed by the Buyer, as described in Section 6.1(a), the Company will not have any outstanding Indebtedness in excess of $150,000.
3.10.     Tax Returns and Payments.
(a)     Except as described on Schedule 3.10, the Company:
(i)     has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof and as of the Closing (whether or not shown as due on any Tax Return); and
(ii)     has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and all Tax Returns filed on its behalf were complete and correct in all material respects.
(b)     The Company has previously delivered true, correct and complete copies of all Income Tax Returns filed by or on behalf of the Company through the date hereof for the three-year period ended on January 30, 2016.  True, correct and complete copies of all Income Tax Returns for all subsequent periods, including January 31, 2017, will be delivered on or before September 15, 2017.

(c)     Except as described on Schedule 3.10, to the Knowledge of the Company:
(i)     the Company has not been notified by the IRS or any other Governmental Authority that any issues have been raised (and no such issues are currently pending) by the IRS or any other taxing authority in connection with any Tax Return filed by it or on its behalf; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to the Company; no Tax Liens have been filed against the Company; and no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against the Company; and
(ii)     no claim has been made within the last five years by any Governmental Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(d)     The Company is a C Corporation for U.S. Federal Income Tax purposes.
(e)     The Company has not changed its accounting method as described in Section 481 of the Code, has a request pending with, or been required by the IRS, to change its accounting methods.
(f)     The Company has timely withheld all amounts required by Legal Requirements or agreement to be withheld from the wages, salaries or other payments to employees of or consultants or contractors to the Company has filed returns and deposits with the relevant Governmental Authority where applicable, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.
(g)     The Company is not a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement).  The Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes and the Company has no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.
(h) The Company will not be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law),  (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, and (iv) any prepaid amount received on or prior to the Closing Date.

3.11.     Absence of Certain Changes or Events.  Except as described on Schedule 3.11, since January 30, 2017, the Company has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting the Company which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.
3.12.     Material Company Contracts.  Schedule 3.12  lists all of the Contracts of the following nature to which the Company is a party or any of its properties or assets is bound (the "Material Company Contracts"): (i) Contracts evidencing indebtedness for borrowed money, or guarantees of the obligation of any other Person in respect of borrowed money or of any other obligation of any current or former Affiliate of the Company; (ii) leases or subleases or other agreements with respect to occupancy of real property; (iii) leases of machinery, equipment or other tangible personal property; (iv) Contracts limiting the freedom of the Company to engage or compete in any activity, or to use or disclose any information in its possession; (v) any Contract with any employee, consultant or independent contractor or any Contract relating to bonus, compensation, pension, insurance, retirement, deferred compensation or other similar Contract, plan, trust, fund or other Contract for the benefit of employees; (vi) any license of, or other Contract with respect to, Intellectual Property (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink-wrap" licenses); (vii) any Contract with any Affiliate of the Company; (viii) any Contract with any distributor, dealer, manufacturer's representative or sales representative; (ix) any Contract pursuant to which the Company purchases materials, supplies, equipment, products or services (excluding stand-alone purchase orders issued in the ordinary course of business); (x) any Contract pursuant to which the Company sells any product or service to a third party (excluding stand-alone purchase orders issued in the ordinary course of business); (xi) any Contract pursuant to which the Company may be obligated to (A) sell, transfer, pledge, dispose of or encumber any assets or properties, other than dispositions of inventory and supplies in the ordinary course of business, (B) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest, or (C) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any interest in any Person or any division thereof, or (xii) any other Contract that individually contemplates payments by or to the Company exceeding $20,000 in any twelve-month period and is not subject to cancellation by the Company on less than thirty (30) days' notice without penalty.  The Company has delivered to the Buyer true and complete copies of all Material Company Contracts, including all amendments thereto.  The Company is not in breach or default under the terms of any Material Company Contract and, to the Knowledge of the Company, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by the Company, nor has the Company received any written notice of any breach or default or alleged breach of default under any Material Company Contract.  To the Knowledge of the Company, no other party to any Material Company Contract is in breach or default under the terms thereof, and, to the Knowledge of the Company, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has the Company received any written notice of any breach or default by any such party.  The Material Company Contracts are in full force and effect and are valid and binding obligations of the Company and, to the Knowledge of the Company, the other parties thereto.  The Company has not received any written notice from any other party to a Material Company Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of the Company, is there any basis therefor.  Except as provided on Schedule 3.5, no consent of, or notice to, any third party is required under any Material Company Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Material Company Contract will be affected in any manner by, the execution, delivery and performance of this Agreement, or the transactions contemplated hereby.

3.13.     Title to and Status of Assets and Properties.  Schedule 3.13 lists all real property owned by the Company and all real property leases and subleases under which the Company is the lessee.  Except as set forth on Schedule 3.13, the Company is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all assets, properties and rights purported to be owned by the Company, and the legal and valid right to use all other assets, properties and rights used or held for use by the Company (collectively, the "Company Assets").  For the avoidance of doubt, all of the Company's customer Contracts, whether signed, in the process of being signed and/or currently under negotiations shall be deemed to be Company Assets.  Each lease and sublease of real property (each, a "Lease") is valid and in full force and effect and neither the Company, nor, to the Company's Knowledge, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default of the provisions of such Lease, and the Company has not received written notice that it has breached, violated or defaulted under any Lease.  The Company has provided Buyer with true, correct and complete copies of all Leases, including all amendments thereto.  Other than the fee and leased parcels of real property set forth in Schedule 3.13, the Company has not entered into any letter of intent, purchase contract, option or other agreement by which the Company has agreed to acquire any fee or leased parcel of real property.  There are no mortgages or monetary liens or judgments encumbering the owned real property or the leasehold interests of the Company in any leased or subleased parcels of real property.  All tangible assets included in the Company Assets have been maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear, and there has not been any interruption of the operations of the Company's business due to the condition of any such assets or properties. The Company Assets comprise all assets, properties, rights and Contracts used in connection with the operation of the Company's business, which are all of the assets, properties, rights and Contracts necessary for the operation of the Company's business by the Buyer following the Closing in substantially the same manner as it is currently operated.  No other Person owns or has the right to use any of the assets or property used in connection with the operation of the Company's business.
3.14.     Employee Relations.
(a)     Except as set forth on Schedule 3.14, the Company is not a party to, or bound by any, collective bargaining agreements and no union or other labor organization is certified to represent the employees of the Company.  There are no existing or, to the Knowledge of the Company, threatened, labor disputes, representation questions or union organizing activities with respect to the employees of the Company.
(b)     Except as set forth on Schedule 3.14, the Company has complied with all Legal Requirements relating to employment and employment practices, including, without limitation, payment of income and payroll Taxes, payment of wages, worker classification, overtime and minimum wage requirements, occupational safety and health, unlawful discrimination and any payments, contributions or premiums payable to any Governmental Authority with respect to social insurance, unemployment compensation, workers' compensation or other statutorily required benefits or obligations for the employees of the Company.

(c)     There are no labor and/or employment disputes, lawsuits, employee grievances or disciplinary actions or investigations pending or, to the Company's Knowledge, threatened, against or involving the Company by any current or former employees of the Company.
(d)     Within the past three years, the Company has not conducted a "plant closing" or a "mass layoff", as each of those terms is defined in the Workers' Adjustment and Retraining Notification Act ("WARN") (or similar, applicable state law), without complying with the notice requirements of WARN or similar, applicable state law.
3.15.     Employment Contracts and Terms.  Except as described on Schedule 3.15, the Company is not a party to or bound by any employment Contracts.  Schedule 3.15 includes the names, positions, hire dates, work location, accrued leave and compensation amounts (including base compensation amounts and all salary, bonus and incentive awards) of all employees of the Company employed as of the date of this Agreement. Except as described on Schedule 3.15, all employees of the Company as of the date hereof are employed "at will" and, to the Knowledge of the Company, are eligible to work lawfully in the United States.
3.16.     Insurance.  Schedule 3.16 includes a list of each insurance policy covering the Company Assets, the Company's activities as currently conducted, or the Company's employees, including the type, carrier, policy number and expiration date (the "Company Insurance Policies").  All premiums due and payable with respect to the Company Insurance Policies through the date hereof have been paid, and the Company has not received any written or oral notice from any such underwriter of non-coverage of any particular claim or of cancellation, non-renewal, material premium increase or other material change in prospective coverage with respect to any Company Insurance Policy.  No claim is currently pending under any Company Insurance Policy.  Such policies are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound.  The Company is not in breach or default and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a breach or default under any Company Insurance Policy, or permit termination or modification under any Company Insurance Policy.
3.17.     Environmental.  Except as described on Schedule 3.17,
(a)     no written notice, notification, demand, claim, letter, request for information, citation, summons, complaint or order has been received by, and no notice, demand, claim, letter, request for information, investigation or legal proceeding is pending or, to the Knowledge of the Company, threatened against the Company with respect to any matters relating to or arising out of any Environmental Law;

(b)     the Company is and has at all times been in compliance, in all material respects, with all Environmental Laws and with any necessary Environmental Permits (as hereinafter defined); the Company possesses all necessary permits, authorizations, approvals, licenses, consents, exemptions and other governmental authorizations required for their current operations under applicable Environmental Laws ("Environmental Permits"); all such Environmental Permits are in full force and effect; the Company is not in violation of any Environmental Permit or of any obligations, orders, schedules and timetables issued pursuant thereto; and there are no proceedings pending or, to the Knowledge of the Company, threatened which would jeopardize the validity of any Environmental Permit;
(c)     to the Knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to be the basis of or to result in the Company incurring liability for the release of Hazardous Substances or incurring any liability, obligations, requirements for remedial or corrective action or costs under Environmental Laws, or could reasonably be expected to prevent or restrict the Company's compliance with Environmental Laws or to restrict its use or transfer of any property pursuant to Environmental Laws;
(d)     to the Knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company has been listed in, nor has the Company disposed or transported any Hazardous Substances to any site that has been listed in, the National Priorities List or any other list of sites requiring clean-up or investigation under Environmental Law maintained by any Governmental Authority; and
(e)     the Company has made available to Buyer complete, true and correct copies of all material environmental records, reports, assessments, studies, sampling results, investigations, audits, notifications, Environmental Permits and pending permit applications.  A list of such materials is provided in Schedule 3.17.
3.18.     Company Benefit Arrangements.
(a)     Schedule 3.18 includes a true and complete description of all arrangements under or with respect to which the Company or any of its ERISA Affiliates provides employee or executive compensation (other than salary or wage), bonus or benefits to any current, former or retired employee, any employee on an approved leave of absence, or any dependent of such Person, whether or not such Company Benefit Arrangement is covered by ERISA (each, a "Company Benefit Arrangement").  The Company has provided to Buyer true and complete copies of each Company Benefit Arrangement or, in the case of each Company Benefit Arrangement not existing in written form, a complete and accurate description of its material terms.
(b)     The Company does not contribute or have any obligation to contribute, nor has it contributed or had any obligation to contribute, to any multi-employer plan, multiple-employer plan, multiple employer welfare arrangement, a self-funded employee welfare plan, or defined benefit plan subject to Title IV of ERISA (as each term is defined in ERISA) in which any former, retired or current employees have or have had any right to participate.  The Company has no obligation to provide any former or retired employees with health insurance, life insurance or other welfare benefits, other than as required by the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law.

(c)     Except as disclosed on Schedule 3.18 or with respect to benefits already accrued, the Company has the unilateral right to amend or terminate all Company Benefit Arrangements.
(d)     Except as set forth in Schedule 3.18, no individual will, as a direct or indirect result of the transactions contemplated hereby:  (i) incur any liability to pay the excise tax due under Code Section 409A; or (ii) receive any gross up payment in connection with the imposition of an excise tax under Code Section 409A.
(e)     With respect to each Company Benefit Arrangement, to the Knowledge of the Company, the Company is in material compliance with:  (i) the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law; and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA").
3.19.     Intellectual Property.
(a)     Schedule 3.19 contains a complete list of all Intellectual Property currently owned, used or held for use by the Company (the "Company Intellectual Property").  Company Intellectual Property that is owned by the Company is hereinafter referred to as the "Owned Intellectual Property", and Company Intellectual Property that is licensed to the Company by a third party is hereinafter referred to as the "Licensed Intellectual Property".  The Owned Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), as and only to the extent specifically set forth on Schedule 3.19.
(b)     Except as described on Schedule 3.19, the Company owns the Owned Intellectual Property free and clear of any Liens, without obligation to pay any royalty or any other fees with respect thereto.  With respect to the Licensed Intellectual Property, Schedule 3.19 indicates the name of the licensor and identifies the specific agreement pursuant to which such Licensed Intellectual Property is licensed to the Company. To the Knowledge of the Company, none of the registered Company Intellectual Property has been canceled, abandoned or otherwise terminated, and all renewal and maintenance fees in respect thereof have been duly paid.  To the Knowledge of the Company, the Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Owned Intellectual Property.
(c)     Except as described on Schedule 3.19, the Company has not received any written notice or claim from any third party challenging the right of the Company to use any of the Company Intellectual Property.
(d)     Except as described on Schedule 3.19, there are no pending or, to the Knowledge of the Company, threatened claims or notices by any third party of a violation, infringement, misuse or misappropriation by the Company of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Company Intellectual Property, nor to the Knowledge of the Company, is there a basis for any such claims.  To the Knowledge of the Company, the Company is not infringing, misappropriating or violating any Intellectual Property of any third party.

(e)     Except as described on Schedule 3.19, there are no interferences or other contested proceedings, either pending or, to the Knowledge of the Company, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or before any other Governmental Authority relating to any pending application with respect to the Owned Intellectual Property.
3.20.     Licenses, Permits.  Schedule 3.20 contains a true and complete list of all Approvals (other than business licenses and occupancy permits generally applicable to all businesses operating and/or occupying real estate in the Company's primary business location) necessary for the Company to own its assets and properties and conduct its business as currently conducted (collectively, the "Company Licenses").  Each Company License is valid and in full force and effect, no Company License is subject to any Lien, limitation, restriction, probation or other qualification and there is no default under any Company License or any basis for the assertion of any default thereunder.  There is no Litigation pending or, to the Knowledge of the Company, threatened that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License.  To the Knowledge of the Company, none of the Company Licenses shall be affected by the consummation of the transactions contemplated hereby.  All Company Licenses are validly held by the Company and the Company has complied and is in compliance with the terms and conditions of each Company License held by it.
3.21.     Customers and Suppliers.  Schedule 3.21 sets forth a list of (a) the ten largest customers (measured by dollar volume of product sales), and (b) the ten largest suppliers (measured by dollar volume of purchases) of the Company during each of the last three fiscal years.  Except as set forth in Schedule 3.21, no customer or supplier listed in Schedule 3.21 has given written notice of its intent to terminate, cancel, limit, or adversely modify or change its business relationship with the Company, and, to the Knowledge of the Company, there exists no present or future condition or state of facts or circumstances involving such customers or suppliers which the Company can now reasonably foresee would materially adversely affect the business of the Company after the consummation of the transactions contemplated by this Agreement.
3.22.     Transactions With Related Persons.
(a)     Except as set forth in Schedule 3.22, no Related Person of the Company is currently (i) a party to any transaction with the Company (including any contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to, any such Related Person) or (ii) to the Company's Knowledge, the direct or indirect owner of a material interest in any Person which is a competitor, supplier or customer of the Company.

(b)     Except as set forth in Schedule 3.22, no Related Person of the Company has any outstanding indebtedness payable to the Company and the Company has not guaranteed any obligation or indebtedness of any such Related Person to any Person.
3.23.     Warranties; Product Defects.  Schedule 3.23 sets forth (i) specimen copies of the standard form of written warranties covering products, and (ii) a summary of the warranty expense incurred by the Company during each of the last two fiscal years.  To the Knowledge of the Company, all products have been in conformity with all applicable contractual commitments and express or implied warranties.  To the Knowledge of the Company, no material liability exists for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any products beyond the amounts reserved for warranty expense reflected in the Audited Financial Statements.  To the Knowledge of the Company, no products are now the subject of any guarantee or warranty other than the Company's standard form of written warranties.  Schedule 3.23 sets forth a list of all (A) products which have been recalled, withdrawn or suspended, and (B) proceedings pending against the Company at any time since January 1, 2010 (whether such proceedings have since been completed or remain pending) seeking the recall, withdrawal, suspension or seizure of, or seeking to enjoin the Company from engaging in activities pertaining to, any product.
3.24.     Internal Controls.  The Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that the Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets.
3.25.     No Brokers.  Except as set forth in Schedule 3.25, neither the Company nor the Seller has employed or incurred any liability to any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.
3.26.     Accounts Receivable; Accounts Payable.
(a)     All accounts receivable of the Company (i) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, and (ii) represent valid and enforceable obligations. No discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services. To the Knowledge of the Company, no obligor of any such account receivable has refused or threatened to refuse to pay its obligations for any reason.  Schedule 3.26(a) is a complete and accurate accounts receivable aging report as of the date hereof.
(b)     All accounts payable and accrued expenses of the Company have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, and no such account payable or accrued expense is, or as of the Closing Date will be, delinquent in its payment. Schedule 3.26(b) is a complete and accurate accounts payable aging report as of the date hereof.
3.27.     Bank Accounts; Proxies.  Schedule 3.27 sets forth a list of (i) all bank accounts, lock boxes and safe deposit boxes relating to the business of or controlled by the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), and (ii) the name and address of each Person who has a power of attorney, proxy or similar authorization to act on behalf of the Company.

4.     Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer and Merger Sub, as follows:
4.1.     Investment Representations and Warranties.  The Seller is the lawful and record and beneficial owner of, and has good and marketable title to, all of the Outstanding Capital Stock owned by such Seller as set forth on Schedule 3.3(a), and such Seller has the full legal capacity, power and authority to vote such Capital Stock and transfer and otherwise dispose of such Capital Stock and any and all rights and benefits incident to the ownership thereof free and clear of all Liens, and there are no Contracts between such Seller and the Company and/or any other Person with respect to the voting, sale or other disposition of such Capital Stock or any other matter relating to such Capital Stock.
(a)     Seller understands that the shares of Parent Stock being issued to him hereunder (the "Securities") are "restricted securities" and have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities law and is acquiring such Securities as principal for his own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, has no present intention of distributing any of such Securities and has no arrangement or understanding with any other persons regarding the distribution of such Securities.  Seller does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Securities. Seller understands that the Securities are being issued to him/her in a transaction that is intended to qualify for an exemption from the registration requirements of the Securities Act which depends, in part, upon Seller's investment intent in purchasing the Securities.
(b)     Seller, either alone or together with his/her representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Seller is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.
(c)     Seller is not acquiring the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
(d)     Seller acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the terms and conditions of the issuance of the Securities and the merits and risks of acquiring the Securities; (ii) access to information about the Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

4.2.     Authority.  The Seller has all necessary power and authority to execute and deliver this Agreement and each other instrument or document required to be executed and delivered by him/her pursuant to this Agreement and to perform his/her obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Seller of this Agreement, the performance of his/her obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Seller, as applicable, and no other proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated herein.  This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller  enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws.
4.3.     No Conflicts; Required Consents.  The execution and delivery by the Seller of the specified sections of this Agreement and the consummation by such Seller of the transactions contemplated hereby and thereby do not and will not: (a) require, in accordance with any material contract or agreement, the consent, approval or action of, or any filing or notice to, any Person; (b) violate the terms of any material instrument, document or agreement to which such Seller is a party, or by which such Seller or the property of such Seller is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement.
4.4.     Litigation.  There is no Litigation pending, or to such Seller's knowledge, threatened against or involving such Seller seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of transactions contemplated by this Agreement, or which might adversely affect such Seller's ability to consummate the transactions contemplated by this Agreement.
5.     Representations and Warranties of Buyer, Buyer Subsidiaries and Merger Sub.  In addition to those matters disclosed in the Public Documents, which are incorporated herein by reference, Buyer, Buyer Subsidiaries and Merger Sub represent and warrant, jointly and severally, to the Company and the Seller as follows:
5.1.     Organization and Qualification.  Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted and as presently contemplated to be conducted.  Each of Buyer and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, and where the failure to be so qualified could have a Material Adverse Effect on it.  Schedule 5.1 is a true and complete list of (i) the jurisdictions of organization of the Buyer, Buyer Subsidiaries and Merger Sub and each jurisdiction in which the Buyer, Buyer Subsidiaries and Merger Sub are qualified to do business, (ii) every state or foreign jurisdiction in which the Buyer, Buyer Subsidiaries and Merger Sub have employees or facilities and (iii) the directors and officers of the Buyer, Buyer Subsidiaries and Merger Sub.

5.2.     Authority.  Each of Buyer and Merger Sub has all requisite corporate as applicable, power and authority to execute, deliver and perform this Agreement and the Employment Agreement to which it is a party.  The execution, delivery, and performance of this Agreement and the Employment Agreement and assumption of the Anderson Consulting Agreement by Buyer and Merger Sub have been duly and validly authorized by all necessary action on the part of Buyer and Merger Sub.  This Agreement and the Employment Agreement have been duly and validly executed and delivered by Buyer and Merger Sub, and together with the Anderson Consulting Agreement are the valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with their terms, except to the extent that the enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws.
5.3.     Capitalization of the Buyer; Organizational Documents; Books and Records; Valid Issuance of Stock; Registration Rights.
(a)     The authorized capital stock of the Buyer consists of 400,000,000 shares of common Stock, par value $.001 per shares and 5,000,000 shares of Preferred Stock, par value $.20 per share.  As of May 24, 2017, there were 136,019,348 shares of Common Stock issued and outstanding; 720,000 shares of Class A Preferred Stock issued and outstanding; 2,495,000 shares of Series B Preferred Stock issued and outstanding convertible at $0.28 per share into approximately 8,910,715 shares of Common Stock, all of which are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any pre-emptive rights.  There are approximately 7,485,000 shares of Common Stock issuable upon exercise of Class B Warrants at $0.40 per share and approximately 2,170,00 shares issuable upon exercise of other outstanding warrants.  There are approximately 5,209,825 shares of Common Stock issuable upon exercise of outstanding employee stock options.  All shares issuable upon an exercise of outstanding stock appreciation rights which have been granted and will be exchanged for stock options prior to Closing.  Except as set forth on Schedule 5.3 and exclusive of the pending offering of $10,000,000 of Series C Convertible Preferred Stock, with a $2,000,000 over-subscription agreement convertible at $0.05 per share into Common Stock and other warrants totaling approximately 5,438,888 shares of Common Stock, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Common Stock or obligating the Buyer to issue or sell any shares of Common Stock of, or any other interest in, the Buyer. All issued and/or outstanding shares of capital stock or other securities of the Buyer were issued, sold and delivered in compliance with all applicable Federal and state securities laws and the similar laws of other foreign jurisdictions as may be applicable.  No person has any right of first refusal, preemptive right, right of participation, or any similar right to acquire securities of the Buyer. The issuance of the Parent Stock as part of the Purchase Price will not obligate the Buyer to issue shares of Common Stock or other securities to any person and will not result in a right of any holder of Buyer's securities to adjust the exercise, conversion, exchange or reset price under such securities. Except as stated on Schedule 5.3(a), no person has a right of rescission on their investment in the capital stock or other securities of the Buyer.

(b)     The Buyer has delivered to the Company true and complete copies of the Organizational Documents of the Buyer.  Such Organizational Documents are in full force and effect.  The minute books of the Buyer contain accurate and complete records of all meetings held by, and actions taken by, the directors and stockholders of the Buyer, and no meeting of any directors or stockholders has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.
(c)     The Parent Stock, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer, applicable state and federal securities laws and liens or encumbrances created by or imposed by the applicable Member.  Assuming the accuracy of the representations of Seller in Section 4.1 of this Agreement, the Parent Stock will be issued in compliance with all applicable federal and state securities laws.
(d)     The Parent Stock issued to the Seller in the Merger shall, at the time of the Closing and at any time thereafter, have the following registration rights:
(i)     Demand Registration Rights. Commencing 18 months after the Closing Date, upon a written request therefor from Seller, the Buyer shall prepare and not later than sixty (60) days after such request ("Filing Date") file with the SEC a registration statement under the Securities Act registering the Parent Stock which are the subject of such request, subject to applicable SEC rules and regulations, for unrestricted public resale by the holder thereof. Upon the receipt of such request, the Buyer shall promptly give written notice to all other record holders of Parent Stock issued hereunder that such registration statement is to be filed and shall include in such registration statement Parent Stock for which it has received written requests within twenty (20) days after the Buyer gives such written notice. Such other requesting record holders shall be deemed to have exercised their demand registration right under this Section 5.3(d)(i)

(ii)     Piggyback Registration Rights. Buyer shall include all shares of Parent Stock on the next registration statement the Buyer files with SEC (other than on Forms S-4 or S-8) or on the subsequent registration statement if such registration statement is withdrawn, or such registration statement is for an underwritten public offering and the underwriter limits the shares to be registered.

5.4.     Buyer Subsidiaries.  Except as set forth on Schedule 5.4, the Buyer does not own, directly or indirectly, any of the stock or equity interests in any corporation, partnership, joint venture, limited liability company, trust or other legal entity.  Except as set forth on Schedule 5.4, the Buyer does not own (and has never in the past owned) any equity, partnership, membership, or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity, partnership, membership or similar interest in, any Person, and is not under any obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in, any Person.

5.5.     No Conflicts; Required Consents.  Except as described on Schedule 5.5, the execution and delivery by Buyer and Merger Sub of this Agreement and the Employment Agreement do not, and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate any provision of the certificate of incorporation or by-laws or like organizational documents of Buyer or Merger Sub; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any material Contract to which Buyer, Buyer Subsidiaries or Merger Sub is a party or by which Buyer, Buyer Subsidiaries or Merger Sub or the assets or properties owned or leased by either of them are bound or affected; or (iv) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person.
5.6.     Litigation.  There is no material Litigation pending or, to the Knowledge of the Buyer, threatened against the Buyer, Buyer Subsidiaries or Merger Sub or any of their respective officers, directors or Stockholders (in their capacities as such) that would prevent the completion of the Merger; and the Buyer or Buyer Subsidiaries has not received written notice of any claim, complaint, incident, report, threat or notice of any such Litigation and, to the Knowledge of the Buyer, there is no basis therefor.  Except as set forth on Schedule 5.6, there is no material Litigation pending or threatened against any other Person by the Buyer or Buyer Subsidiaries that will not be cured on the Closing Date.  There are no material outstanding Judgments against or involving or affecting the Buyer, Buyer Subsidiaries or Merger Sub or any of their respective assets, properties or Related Persons, and neither the Buyer, Buyer Subsidiaries nor Merger Sub is in default with respect to any such Judgment of which it has Knowledge or served upon it.
5.7.     Financial Statements; Financial Ability to Perform; Solvency.
(a)     The Buyer has previously delivered to the Company audited consolidated financial statements for the year ended December 31, 2015 of the Buyer and Buyer Subsidiaries.
(b)     The unaudited consolidated financial statements of the Buyer and Buyer Subsidiaries for the period since December 31, 2015 (the "Interim Buyer Financial Statements") shall be prepared by Buyer's CEO Post-Closing.
(c)     The Buyer Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Buyer Financial Statements, to normal and recurring year-end adjustments and the absence of notes, and present fairly in all material respects the financial condition of the Buyer as of the dates of such statements and the results of operation for the periods then ended. Since the Interim Buyer Balance Sheet Date, there has been no change by the Buyer in the accounting principles, policies and methods of the Buyer except as required by changes in GAAP.
(d)     The Buyer will have sufficient financial resources to satisfy its respective obligations under this Agreement and the Employment agreements to which the Buyer or Merger Sub is a party in full at the Closing and as and when due with respect to any obligations that become payable after the Closing.

(e)     At the time of execution of this Agreement, at Closing and immediately following the consummation of the transactions contemplated hereby the Buyer will be able to pay its liabilities as they mature.
5.8.     Liabilities.  To the Knowledge of the Buyer, the Buyer and Buyer Subsidiaries do not have any liabilities of any kind or nature whatsoever (accrued, absolute, contingent or otherwise), except (a) those which are adequately reflected or reserved against in the Interim Buyer Balance Sheet; (b) those that were incurred in the ordinary course of business consistent with past practice since the Interim Buyer Balance Sheet Date; (c) obligations not in default under Contracts entered into by the Buyer or Buyer Subsidiaries; (d) liabilities under the executory portion of any licenses, permits, consents, approvals, certificates or governmental approvals to which the Buyer or Buyer Subsidiaries is bound; and (e) as set forth on Schedule 5.8.  Merger Sub does not have any liabilities of any kind or nature whatsoever (accrued, absolute, contingent or otherwise).
5.9.     No Brokers.  Except as set forth in Schedule 5.9, neither the Buyer nor the Merger Sub has employed or incurred any liability to any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.
5.10.     Compliance with Applicable Legal Requirements.
(a)     The Buyer and Merger Sub have complied and are in compliance with all Legal Requirements applicable to them and to their assets, properties, operations and business.  To the Knowledge of the Buyer, the Buyer or Merger Sub has not received any notice from any Governmental Authority to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements, and the Buyer has no Knowledge that any existing circumstances are likely to result in a Litigation for a violation of any such Legal Requirement.  To the Knowledge of the Buyer, no investigation or review by any Governmental Authority with respect to the Buyer or Merger Sub, or their promoters, stockholders, affiliates, directors, officers consultants, employees, agents or other representatives is pending or, to the Knowledge of the Buyer threatened, nor has any Governmental Authority given the Buyer written notice of its intention to conduct the same.
(b)     Except as set forth on Schedule 5.10(b), there is no Contract or Judgment binding upon the Buyer or Buyer Subsidiaries which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or Buyer Subsidiaries, any acquisition of property (tangible or intangible) by the Buyer or Buyer Subsidiaries, the conduct of business by the Buyer or Buyer Subsidiaries Company, or otherwise limiting the freedom of the Buyer or Buyer Subsidiaries to engage in any line of business or to compete with any Person.  Without limiting the generality of the foregoing, the Buyer or Buyer Subsidiaries has not entered into any Contract under which it is restricted from selling, licensing, manufacturing or otherwise distributing any products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

(c)     Without limiting any provision of this Agreement: (i) neither the Buyer or Buyer Subsidiaries, nor, to the Knowledge of the Buyer, any officer, manager, agent, employee or other Person associated with or acting on behalf of the Buyer or Buyer Subsidiaries has, directly or indirectly (a) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Legal Requirement, (b) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (c) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (d) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Legal Requirement of similar effect, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (f) established or maintained any fund that has not been recorded in the books and records of the Buyer, or (ii) the Buyer has complied and is in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended.  Without limiting the foregoing, the Buyer has not made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, Sudan, Syria or Burma (Myanmar).
(d)     The Buyer or Buyer Subsidiaries are not in violation of any applicable Legal Requirements relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Legal Requirements comprising or implementing the Bank Secrecy Act and applicable Legal Requirements administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended, or replaced) (collectively, "Anti-Terrorism Law") and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(e)     To the Knowledge of the Buyer, neither the Buyer or Buyer Subsidiaries nor any agents acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereby is any of the following (each a "Blocked Person"): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf  of,  any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224: (iii) a Person with which the Company is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224; (v) a Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.
(f)     To the Knowledge of the Buyer, neither the Buyer or Buyer Subsidiaries nor any of their agents acting in any capacity in connection with this Agreement or the transactions contemplated hereby (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.11.     Tax Returns and Payments.
(a)     Except as described on Schedule 5.11, the Buyer:
(i)     has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof and as of the Closing (whether or not shown as due on any Tax Return); and
(ii)     has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and all Tax Returns filed on its behalf were complete and correct in all material respects.
(b)     The Buyer has previously delivered true, correct and complete copies of all Income Tax Returns filed by or on behalf of the Buyer through the date hereof for the three-year period ended on December 31, 2015.  True, correct and complete copies of all Income Tax Returns for all subsequent periods, including December 31, 2016, will be the responsibility of Buyer's CEO Post-Closing.
(c)     Except as described on Schedule 5.10, to the Knowledge of the Buyer:
(i)     the Buyer has not been notified by the IRS or any other Governmental Authority that any issues have been raised (and no such issues are currently pending) by the IRS or any other taxing authority in connection with any Tax Return filed by it or on its behalf; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to the Buyer; no Tax Liens have been filed against the Buyer; and no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against the Buyer; and
(ii)     no claim has been made within the last five years by any Governmental Authority in a jurisdiction in which the Buyer does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(d)     The Buyer is a C Corporation for U.S. Federal Income Tax purposes.
(e)     The Buyer has not changed its accounting method as described in Section 481 of the Code, has a request pending with, or been required by the IRS, to change its accounting methods.
(f)     The Buyer has timely withheld all amounts required by Legal Requirements or agreement to be withheld from the wages, salaries or other payments to employees of or consultants or contractors to the Buyer has filed returns and deposits with the relevant Governmental Authority where applicable, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.
(g)     The Buyer is not a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement).  The Buyer has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes and the Buyer has no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

(h)     The Buyer will not be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law),  (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, and (iv) any prepaid amount received on or prior to the Closing Date.
5.12.     Absence of Certain Changes or Events.  Except as described on Schedule 5.12 and in the Public Documents, since December 31, 2015, the Buyer has conducted its business only in the ordinary and usual course and in the Public Documents and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting the Buyer which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Buyer's financial or business condition.
5.13.     Material Buyer Contracts.  Schedule 5.13  lists all of the Contracts of the following nature to which the Buyer is a party or any of its properties or assets is bound (the "Material Buyer Contracts"): (i) Contracts evidencing indebtedness for borrowed money, or guarantees of the obligation of any other Person in respect of borrowed money or of any other obligation of any current or former Affiliate of the Buyer; (ii) leases or subleases or other agreements with respect to occupancy of real property; (iii) leases of machinery, equipment or other tangible personal property; (iv) Contracts limiting the freedom of the Buyer to engage or compete in any activity, or to use or disclose any information in its possession; (v) any Contract with any employee, consultant or independent contractor or any Contract relating to bonus, compensation, pension, insurance, retirement, deferred compensation or other similar Contract, plan, trust, fund or other Contract for the benefit of employees; (vi) any license of, or other Contract with respect to, Intellectual Property (excluding off-the-shelf software programs licensed by the Buyer pursuant to "shrink-wrap" licenses); (vii) any Contract with any Affiliate of the Buyer; (viii) any Contract with any distributor, dealer, manufacturer's representative or sales representative; (ix) any Contract pursuant to which the Buyer purchases materials, supplies, equipment, products or services (excluding stand-alone purchase orders issued in the ordinary course of business); (x) any Contract pursuant to which the Buyer sells any product or service to a third party (excluding stand-alone purchase orders issued in the ordinary course of business); (xi) any Contract pursuant to which the Buyer may be obligated to (A) sell, transfer, pledge, dispose of or encumber any assets or properties, other than dispositions of inventory and supplies in the ordinary course of business, (B) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest, or (C) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any interest in any Person or any division thereof, or (xii) any other Contract that individually contemplates payments by or to the Buyer exceeding $20,000 in any twelve-month period and is not subject to cancellation by the Buyer on less than thirty (30) days' notice without penalty.  The Buyer has delivered to the Company true and complete copies of all Material Buyer Contracts, including all amendments thereto.  The Buyer is not in breach or default under the terms of any Material Buyer Contract and, to the Knowledge of the Buyer, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by the Buyer, nor has the Buyer received any written notice of any breach or default or alleged breach of default under any Material Buyer Contract.  To the Knowledge of the Buyer, no other party to any Material Buyer Contract is in breach or default under the terms thereof, and, to the Knowledge of the Buyer, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has the Buyer received any written notice of any breach or default by any such party.  The Material Buyer Contracts are in full force and effect and are valid and binding obligations of the Buyer and, to the Knowledge of the Buyer, the other parties thereto.  The Buyer has not received any written notice from any other party to a Material Buyer Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of the Buyer, is there any basis therefor.  Except as provided on Schedule 3.5, no consent of, or notice to, any third party is required under any Material Buyer Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Material Buyer Contract will be affected in any manner by, the execution, delivery and performance of this Agreement, or the transactions contemplated hereby.

5.14.     Title to and Status of Assets and Properties.  Schedule 5.14 lists all real property owned by the Buyer and all real property leases and subleases under which the Buyer is the lessee.  Except as set forth on Schedule 5.14, the Buyer is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all assets, properties and rights purported to be owned by the Buyer, and the legal and valid right to use all other assets, properties and rights used or held for use by the Buyer (collectively, the "Buyer Assets").  For the avoidance of doubt, all of the Buyer's customer Contracts, whether signed, in the process of being signed and/or currently under negotiations shall be deemed to be Buyer Assets.  Except as set forth on Schedule 5.14, each lease and sublease of real property (each, a "Lease") is valid and in full force and effect and neither the Buyer, nor, to the Buyer's Knowledge, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default of the provisions of such Lease, and the Buyer has not received written notice that it has breached, violated or defaulted under any Lease.  The Buyer has provided Buyer with true, correct and complete copies of all Leases, including all amendments thereto.  Other than the fee and leased parcels of real property set forth in Schedule 5.14, the Buyer has not entered into any letter of intent, purchase contract, option or other agreement by which the Buyer has agreed to acquire any fee or leased parcel of real property.  There are no mortgages or monetary liens or judgments encumbering the owned real property or the leasehold interests of the Buyer in any leased or subleased parcels of real property.  All tangible assets included in the Buyer Assets have been maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear, and there has not been any interruption of the operations of the Buyer's business due to the condition of any such assets or properties. The Buyer Assets comprise all assets, properties, rights and Contracts used in connection with the operation of the Buyer's business, which are all of the assets, properties, rights and Contracts necessary for the operation of the Buyer's business by the Buyer following the Closing in substantially the same manner as it is currently operated.  No other Person owns or has the right to use any of the assets or property used in connection with the operation of the Buyer's business.
5.15.     Employee Relations.
(a)     Except as set forth on Schedule 5.15, the Buyer is not a party to, or bound by any, collective bargaining agreements and no union or other labor organization is certified to represent the employees of the Buyer.  There are no existing or, to the Knowledge of the Buyer, threatened, labor disputes, representation questions or union organizing activities with respect to the employees of the Buyer.
(b)     The Buyer has complied with all Legal Requirements relating to employment and employment practices, including, without limitation, payment of income and payroll Taxes, payment of wages, worker classification, overtime and minimum wage requirements, occupational safety and health, unlawful discrimination and any payments, contributions or premiums payable to any Governmental Authority with respect to social insurance, unemployment compensation, workers' compensation or other statutorily required benefits or obligations for the employees of the Buyer.
(c)     There are no labor and/or employment disputes, lawsuits, employee grievances or disciplinary actions or investigations pending or, to the Buyer's Knowledge, threatened, against or involving the Buyer by any current or former employees of the Buyer.
(d)     Within the past three years, the Buyer has not conducted a "plant closing" or a "mass layoff", as each of those terms is defined in the Workers' Adjustment and Retraining Notification Act ("WARN") (or similar, applicable state law), without complying with the notice requirements of WARN or similar, applicable state law.

5.16.     Employment Contracts and Terms.  Except as described on Schedule 5.16, the Buyer or Buyer Subsidiaries is not a party to or bound by any employment and consulting Contracts.  Schedule 5.16 includes the names, positions, hire dates, work location, accrued leave and compensation amounts (including base compensation amounts and all salary, bonus and incentive awards) of all employees of the Buyer employed as of the date of this Agreement. Except as described on Schedule 5.16, all employees of the Buyer as of the date hereof are employed "at will" and, to the Knowledge of the Buyer, are eligible to work lawfully in the United States.
5.17.     Insurance.  Schedule 5.17 includes a list of each insurance policy covering the Buyer Assets, the Buyer's activities as currently conducted, or the Buyer's employees, including the type, carrier, policy number and expiration date (the "Buyer Insurance Policies").  All premiums due and payable with respect to the Buyer Insurance Policies through the date hereof have been paid, and the Buyer has not received any written or oral notice from any such underwriter of non-coverage of any particular claim or of cancellation, non-renewal, material premium increase or other material change in prospective coverage with respect to any Buyer Insurance Policy.  No claim is currently pending under any Buyer Insurance Policy.  Such policies are sufficient for compliance with all Legal Requirements and Contracts to which the Buyer is a party or by which it is bound.  The Buyer is not in breach or default and, to the Knowledge of the Buyer, no event has occurred which, with notice or lapse of time, would constitute a breach or default under any Buyer Insurance Policy, or permit termination or modification under any Buyer Insurance Policy.
5.18.     Buyer Benefit Arrangements.
(a)     Schedule 5.18 includes a true and complete description of all arrangements under or with respect to which the Buyer or any of its ERISA Affiliates provides employee or executive compensation (other than salary or wage), bonus or benefits to any current, former or retired employee, any employee on an approved leave of absence, or any dependent of such Person, whether or not such Buyer Benefit Arrangement is covered by ERISA (each, a "Buyer Benefit Arrangement").  The Buyer has provided to Buyer true and complete copies of each Buyer Benefit Arrangement or, in the case of each Buyer Benefit Arrangement not existing in written form, a complete and accurate description of its material terms.
(b)     The Buyer does not contribute or have any obligation to contribute, nor has it contributed or had any obligation to contribute, to any multi-employer plan, multiple-employer plan, multiple employer welfare arrangement, a self-funded employee welfare plan, or defined benefit plan subject to Title IV of ERISA (as each term is defined in ERISA) in which any former, retired or current employees have or have had any right to participate.  The Buyer has no obligation to provide any former or retired employees with health insurance, life insurance or other welfare benefits, other than as required by the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law.
(c)     Except as disclosed on Schedule 5.18 or with respect to benefits already accrued, the Buyer has the unilateral right to amend or terminate all Buyer Benefit Arrangements.
(d)     Except as set forth in Schedule 3.18, no individual will, as a direct or indirect result of the transactions contemplated hereby: (i) incur any liability to pay the excise tax due under Code Section 409A; or (ii) receive any gross up payment in connection with the imposition of an excise tax under Code Section 409A.
(e)     With respect to each Buyer Benefit Arrangement, to the Knowledge of the Buyer, the Buyer is in material compliance with: (i) the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law; and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA").

5.19.     Intellectual Property.
(a)     Schedule 5.19 contains a complete list of all Intellectual Property currently owned, used or held for use by the Buyer (the "Buyer Intellectual Property").  Buyer Intellectual Property that is owned by the Buyer is hereinafter referred to as the "Owned Intellectual Property", and Buyer Intellectual Property that is licensed to the Buyer by a third party is hereinafter referred to as the "Licensed Intellectual Property".  The Owned Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), as and only to the extent specifically set forth on Schedule 3.19.
(b)     Except as described on Schedule 5.19, the Buyer owns the Owned Intellectual Property free and clear of any Liens, without obligation to pay any royalty or any other fees with respect thereto.  With respect to the Licensed Intellectual Property, Schedule 3.19 indicates the name of the licensor and identifies the specific agreement pursuant to which such Licensed Intellectual Property is licensed to the Buyer. To the Knowledge of the Buyer, none of the registered Buyer Intellectual Property has been canceled, abandoned or otherwise terminated, and all renewal and maintenance fees in respect thereof have been duly paid.  To the Knowledge of the Buyer, the Buyer has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Owned Intellectual Property.
(c)     Except as described on Schedule 5.19, the Buyer has not received any written notice or claim from any third party challenging the right of the Buyer to use any of the Buyer Intellectual Property.
(d)     Except as described on Schedule 5.19, there are no pending or, to the Knowledge of the Buyer, threatened claims or notices by any third party of a violation, infringement, misuse or misappropriation by the Buyer of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Buyer Intellectual Property, nor to the Knowledge of the Buyer, is there a basis for any such claims.  To the Knowledge of the Buyer, the Buyer is not infringing, misappropriating or violating any Intellectual Property of any third party.
(e)     Except as described on Schedule 5.19, there are no interferences or other contested proceedings, either pending or, to the Knowledge of the Buyer, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or before any other Governmental Authority relating to any pending application with respect to the Owned Intellectual Property.
5.20.     Licenses, Permits.  Schedule 5.20 contains a true and complete list of all Approvals (other than business licenses and occupancy permits generally applicable to all businesses operating and/or occupying real estate in the Buyer's primary business location) necessary for the Buyer to own its assets and properties and conduct its business as currently conducted (collectively, the "Buyer Licenses").  Each Buyer License is valid and in full force and effect, no Buyer License is subject to any Lien, limitation, restriction, probation or other qualification and there is no default under any Buyer License or any basis for the assertion of any default thereunder.  There is no Litigation pending or, to the Knowledge of the Buyer, threatened that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Buyer License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Buyer License.  To the Knowledge of the Buyer, none of the Buyer Licenses shall be affected by the consummation of the transactions contemplated hereby.  All Buyer Licenses are validly held by the Buyer and the Buyer has complied and is in compliance with the terms and conditions of each Buyer License held by it.

5.21.     Transactions with Related Persons.
(a)     Except as set forth on Schedule 5.21, no Related Person of the Buyer is currently (i) a party to any transaction with the Buyer (including any contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to, any such Related Person) or (ii) to the Buyer's Knowledge, the direct or indirect owner of a material interest in any Person which is a competitor, supplier or customer of the Buyer.
(b)     Except as set forth on Schedule 5.21, no Related Person of the Buyer has any outstanding indebtedness payable to the Buyer and the Buyer has not guaranteed any obligation or indebtedness of any such Related Person to any Person.
5.22.     Internal Controls.  Except as set forth on Schedule 5.22, the Buyer maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that the Buyer maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets.
5.23.     No Brokers.  Except as set forth on Schedule 5.23, the Buyer has not employed or incurred any liability to any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.
5.24.     Accounts Receivable; Accounts Payable.
(a)     All accounts receivable of the Buyer (i) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, and (ii) represent valid and enforceable obligations. No discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services. To the Knowledge of the Buyer, no obligor of any such account receivable has refused or threatened to refuse to pay its obligations for any reason.  Schedule 5.24(a) is a complete and accurate accounts receivable aging report as of the date hereof.
(b)     All accounts payable and accrued expenses of the Buyer have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, and no such account payable or accrued expense is, or as of the Closing Date will be, delinquent in its payment. Schedule 5.24(b) is a complete and accurate accounts payable aging report as of the date hereof.

5.25.     Bank Accounts; Proxies.  Schedule 5.25 sets forth a list of (i) all bank accounts, lock boxes and safe deposit boxes relating to the business of or controlled by the Buyer (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), and (ii) the name and address of each Person who has a power of attorney, proxy or similar authorization to act on behalf of the Buyer.
5.26.     Public Reports. None of the Public Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained (or will contain when filed) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Public Reports.
5.27.     Private Placement Memorandums. None of the Buyer's, or Buyer Subsidiaries, or any of their predecessor entities' private placement memoranda used to raise investment capital, including any financial statements or schedules included or incorporated by reference therein, at the time distributed to potential investors, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
5.28.     Accounts Receivable; Accounts Payable.
(a)     All accounts receivable of the Buyer and Buyer Subsidiaries (i) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, and (ii) represent valid and enforceable obligations. No discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services. To the Knowledge of the Buyer, no obligor of any such account receivable has refused or threatened to refuse to pay its obligations for any reason.  Schedule 5.28(a) is a complete and accurate accounts receivable aging report as of the date hereof.
(b)     All accounts payable and accrued expenses of the Buyer and Buyer Subsidiaries have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, and except as set forth on Schedule 5.28(b), no such account payable or accrued expense is, or as of the Closing Date will be, delinquent in its payment. Schedule 5.28(b) is a complete and accurate accounts payable aging report as of the date hereof.
5.29.     Disclosure.  Neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document or certificate delivered or to be delivered to the Company or the Seller or by or on behalf of the Buyer or Merger Sub pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  There is no fact within the Knowledge of the Buyer that has not been disclosed in this Agreement and which could have a Material Adverse Effect on the business of the Buyer or the Surviving Company.

6.     Certain Covenants.   In addition to other obligations contained in this Agreement, the parties hereto shall perform their respective obligations under the following covenants between the Effective Date and the Closing Date:
6.1.     Confidentiality.  At all times after the parties' full execution of this Agreement, each of the parties hereto will hold, and will cause its officers, representatives, brokers, attorneys, advisers and affiliates to hold, in confidence and not disclose to any other person, entity or governmental unit for any reason whatsoever this Agreement, the terms hereof, or the transactions contemplated hereby (collectively, the "Information"), except to the extent:  (a) necessary for such party to consummate and give full effect to the transactions contemplated hereby, (b) such Information is required by order of any court or by law or by any regulatory agency to which either party is subject or in connection with any civil or administrative proceeding (each party agreeing to give prior notice of such required disclosure, to the extent practical, to the other party), (c) such Information is or becomes publicly known other than through actions, direct or indirect, of any party hereto or any such party's officers, representatives, brokers, attorneys, advisers or affiliates, (d) necessary in connection with the enforcement of the terms of this Agreement, or (e) permitted in writing by all parties hereto.
6.2.     Reasonable Efforts.  Each of the parties hereto will use all reasonable efforts to take such actions as are to be taken by each of them respectively hereunder prior to Closing, provided that no party is obligated to waive any condition to its obligations to close or to waive any performance of this Agreement by the other party hereunder.
6.3.     Cooperation.  No party hereto will intentionally take any action that would cause any condition set forth in this Agreement not to be fulfilled, including without limitation, taking or causing to be taken any action that would cause the representations and warranties made by such party in this Agreement not to be true and correct in all material respects as of the Closing.
6.4.     Certain Affirmative Pre-Closing Covenants of the Buyer.  The Buyer covenants and agrees that, except as the Company otherwise may consent in writing, between the date of this Agreement and Closing, the Buyer shall:
(a)     operate in the usual, regular, and ordinary course and consistent with past practices, according to the plans and budgets previously made available to the Company and, to the extent consistent with such operation, use commercially reasonable efforts to: (i) preserve its current business organization; (ii) keep available the services of their officers, employees and consultants; and (iii) preserve their relationships with all customers, suppliers, licensees and others having business dealings with the Buyer;
(b)     maintain (i) its assets and property in their condition as of the date of this Agreement, ordinary wear and loss by fire or other casualty excepted, (ii) its Material Buyer Contracts in full force and effect, and (iii) the Buyer Insurance Policies in full force and effect; and
(c)     upon request by the Company, deliver to the Company true and complete copies of all regularly prepared periodic financial statements and operating reports of the Buyer.

6.5.     Certain Affirmative Pre-Closing Covenants of the Company.  The Company covenants and agrees that, except as Buyer otherwise may consent in writing, between the Effective Date of this Agreement and Closing, the Company shall (and the Seller shall cause the Company to):
(a)     operate in the usual, regular, and ordinary course and consistent with past practices, according to the plans and budgets previously made available to Buyer and, to the extent consistent with such operation, use commercially reasonable efforts to: (i) preserve its current business organization; (ii) keep available the services of their officers, employees and consultants; and (iii) preserve their relationships with all customers, suppliers, licensees and others having business dealings with the Company;
(b)     maintain (i) its assets and property in their condition as of the date of this Agreement, ordinary wear and loss by fire or other casualty excepted, (ii) its Material Company Contracts in full force and effect, and (iii) the Company Insurance Policies in full force and effect; and
(c)     upon request by Buyer, deliver to Buyer true and complete copies of all regularly prepared periodic financial statements and operating reports of the Company.
6.6.     Certain Negative Pre-Closing Covenants of the Company.  Except as Buyer otherwise may consent in writing, or as contemplated by this Agreement, between the Effective Date and Closing, the Company shall not (and the Members shall cause the Company not to), directly or indirectly:
(a)     (i) modify, amend, terminate or transfer any Material Company Contract or waive, release or assign any material rights or claims thereto or thereunder; or (ii) enter into or extend any lease with respect to real property;
(b)     amend its Organizational Documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;
(c)     sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the ordinary course of business and not material in amount, either individually or in the aggregate, or (ii) pursuant to an existing Contract;
(d)     sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Company Intellectual Property, or amend or modify in any material respect any existing agreements with respect to any Company Intellectual Property;
(e)     permit the attachment of any Lien against any of the assets or properties owned or leased by the Company, except Permitted Liens;
(f)     issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of the Company, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof;

(g)     incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;
(h)     make or commit to make any capital expenditure other than currently contemplated capital expenditures that have been disclosed to Buyer;
(i)     declare, set aside or pay any distributions (whether in cash, stock or other securities or property, or any combination thereof) with respect to any ownership interests in the Company, or repurchase, redeem or acquire any ownership interests in the Company;
(j)     make or permit to be made (i) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of the Company, (ii) any increase in the compensation payable or to become payable to any employee of the Company or (iii) any modification, termination or renewal of any Company Benefit Arrangement, or entry into any new such arrangement or plan, except as required by applicable Legal Requirements;
(k)     except as is permitted by Section 6.4, take any action which could reasonably be expected to make any of the Company's representations and warranties herein untrue as of Closing;
(l)     change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;
(m)     make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;
(n)     pay, discharge, satisfy or settle any Litigation or waive, assign or release any rights or claims with respect thereto, other than settlements in the ordinary course of business that involve only the payment of non-material amounts of cash and no admission being made with respect to (i) any criminal wrongdoing, or (ii) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property; or
(o)     authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

6.7.     Required Consents.
(a)     Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger contemplated hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 7, as applicable to each of them.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
(b)     To the extent not prohibited by any Legal Requirement, each party to this Agreement shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Legal Requirement in connection with the transactions contemplated by this Agreement.  The Company and Buyer shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction.  The Company and Buyer shall (A) give the other prior notice of each meeting and substantive conversation with any Governmental Authority with respect to any such filing, investigation or other inquiry, (B) discuss with the other the subject matter to be discussed at such meeting or during such conversation and the recommended course of action, and (C) to the extent reasonably practicable or appropriate, allow the other to participate in such meeting or conversation.
(c)     The Company and Buyer shall, as promptly as practicable, use commercially reasonable efforts to obtain all necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Legal Requirements required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  The Company, on the one hand, and Buyer, on the other, shall act in good faith and reasonably cooperate with the other in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto.  To the extent not prohibited by any Legal Requirement, each party to this Agreement shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Legal Requirement in connection with the transactions contemplated by this Agreement.  The Company and Buyer shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such Approval.  The Company, and Buyer shall (i) give the other parties hereto prior notice of each meeting and substantive conversation with any Governmental Authority with respect to any such Approval, investigation or other inquiry, (ii) discuss with the other parties hereto the subject matter to be discussed at such meeting or during such conversation and the recommended course of action, and (iii) to the extent reasonably practicable or appropriate, allow the other parties to participate in such meeting or conversation.
(d)     The Company shall use commercially reasonable efforts to obtain all Approvals from third parties that are set forth in Schedule 3.5 ("Company Third Party Consents").  Buyer shall use commercially reasonable efforts to obtain all Approvals from third parties that are set forth in Schedule 5.5 ("Buyer Third Party Consents").

6.8.     Access to Information; Confidentiality.
(a)     The Company will (and the Seller will cause the Company to) afford Buyer and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business of the Company, including the status of product development efforts, properties, results of operations and personnel of the Company, as Buyer may reasonably request and the Company will furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request.  The Company shall make available to Buyer any appropriate individuals for discussion of its business, properties and personnel as Buyer may reasonably request.
(b)     Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information received from the other party (such information, "Confidential Information"), and to use such Confidential Information only for purposes of consummating the transactions contemplated by this Agreement.  Confidential Information will not include (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by applicable Legal Requirements.  In the event this Agreement is terminated as provided in Article 9 hereof, each party (x) will return or cause to be returned to the other all Confidential Information obtained from the other in connection with the Merger contemplated hereby, and (y) will delete from its computer systems all Confidential Information obtained from the other in connection with the Merger contemplated hereby.
6.9.     Tax Matters.
(a)     The Seller shall prepare and cause to be timely filed all Income Tax Returns of the Company for Pre-Closing Tax Periods ("Seller Tax Returns").  At the request of the Seller, Buyer shall cause the Surviving Company to execute any Seller Tax Returns prepared in accordance with this Section 6.9(a).  Seller Tax Returns shall be prepared in accordance with the past practices of the Company in preparing Income Tax Returns, except where such practice is not consistent with applicable laws.
(b)     Buyer's CEO shall prepare or cause to be prepared Post-Closing, and timely file or cause to be filed all Tax Returns of the Buyer for Pre-Closing Tax Periods ("Buyer Tax Returns").  Buyer Tax Returns shall be prepared in accordance with past practices of the Buyer, except where such practice is not consistent with applicable laws.

(c)     Buyer shall provide the Seller, and the Seller shall provide Buyer, with copies of any Tax Returns to be filed by Buyer or the Seller, as applicable, pursuant to Section  6.9(a) or 6.9(b) at least twenty (20) days prior to the due date thereof (giving effect to any extensions thereto).  The Seller or Buyer, as applicable, shall have the right to review such Tax Returns prior to the filing of such Tax Returns.  If the Seller or Buyer, as applicable, disputes any amounts shown to be due on such Tax Returns, the Seller and Buyer shall consult and resolve in good faith any issues arising as a result of the review of such Tax Returns.  If the Parties are unable to resolve any dispute within ten days after the Seller's or Buyer's, as applicable, receipt of such Tax Returns, such dispute shall be resolved by the Accounting Firm, which shall resolve any issue in dispute as promptly as practicable.  If the Accounting Firm is unable to make a determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Tax Return in question, (i) the Surviving Company shall file such Tax Return without such determination having been made, and (ii) the Seller shall pay to Buyer, not later than three days before the due date (including any extensions thereof) for the payment of Taxes with respect to such Tax Return, an amount determined by the Seller as the proper amount chargeable to the Seller pursuant to this Section 6.9.  Upon the Accounting Firm's delivery of its determination to Buyer and the Seller, appropriate adjustments shall be made to the amount paid by the Seller in accordance with the immediately preceding sentence in order to reflect the Accounting Firm's determination.  The fees, costs and expenses of the Accounting Firm shall be shared equally by the Seller and Buyer.  The determination by the Accounting Firm shall be final, conclusive and binding on the parties.
(d)     The Surviving Company, the Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.9 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention (in accordance with such party's practices for such records) and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Seller agree (i) to retain all books and records with respect to all material Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, the Seller shall allow Buyer to take possession of such books and records (and the Seller shall be entitled to retain copies of same).  Buyer and the Seller agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(e) Except as otherwise provided in Section 6.9(f), Buyer shall have the authority to control any audit or examination by any Governmental Authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any adjustment to Tax items of the Company or to the Tax liability of the Company except to the extent that such Tax matter relates Income Taxes of the Company prior to Closing, which shall be controlled by the Seller.  Buyer shall not enter into any settlement of any Tax matter that would adversely affect the Seller without the prior written consent of the Seller, which shall not be unreasonably conditioned, delayed or withheld.

(f) Buyer shall not cause or allow the Surviving Company or any other Person to file any amended Tax Returns for Pre-Closing Tax Periods that would adversely affect the Seller without the Seller's prior written consent, which shall not be unreasonably conditioned, delayed or withheld.  Any refunds of Taxes for Pre-Closing Tax Periods shall be paid to the Seller.  At the request of the Seller, and with the agreement of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Buyer shall file request for refunds of Taxes for a Pre-Closing Tax Period, provided that such request does not result in an increase in Taxes for any Post-Closing Tax Period.
6.10.     Non-Compete; Non-Solicitation; Post-Closing Confidentiality.
(a)     During the period beginning on the Closing Date and for two (2) years thereafter (the "Non-Compete Period"), except if Seller is terminated without Cause (as defined) under the Employment Agreement, Seller shall not, and shall not cause his Affiliates to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any Competitive Business other than the Buyer within any Restricted Territory.  As used in this Agreement, "Restricted Territory" (each as defined below) means any portion of the United States and any other jurisdiction in which any product, process, good or service has heretofore been manufactured, provided, sold or offered or promoted for sale by the Company during the three-year period preceding the Closing Date or with respect to which the Company has devoted substantial expense in anticipation of launching into such geographic area during the three-year period prior to the Closing Date.  As used in this Agreement, "Competitive Business" means the Company.
(b)     Nothing herein shall prohibit Seller from being a passive owner of not more than five percent of the outstanding stock of any class of a corporation which is publicly traded, so long as Seller has no active participation in the business of such entity.
(c)     During the Non-Compete Period, Seller shall not and shall cause its Affiliates not to, directly or indirectly through another Person (i) induce or attempt to induce any employee of Buyer or the Surviving Company to leave the employ of Buyer, the Surviving Company, or in any way interfere with the relationship between Buyer, the Surviving Company or, on the one hand, and any employee thereof, on the other hand; or (ii)  induce or attempt to induce any customer, supplier, licensee or other business relation of Buyer or the Surviving Company to cease doing business with Buyer or the Surviving Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and Buyer or the Surviving Company, on the other hand.
(d)     From and after the Closing, Seller shall not use or disclose to any Person, except as compelled by Legal Requirement or required to enforce Seller's rights under this Agreement, any Confidential Information regarding Buyer, the Surviving Company or any of their respective Affiliates for any reason or purpose whatsoever, nor shall it make use of any of such Confidential Information for its own purposes or for the benefit of any Person except Buyer, the Surviving Company or any such Affiliate.

(e)     If, at the time of enforcement of this Section 6.10, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court.  The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Section 6.10.  Therefore, in the event of a breach or threatened breach of this Section 6.10, Buyer, the Surviving Company or any of their respective Affiliates, successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 6.10 (without posting a bond or other security).
6.11.     Effect of Buyer's Breach.  Notwithstanding anything to the contrary contained herein, in the event that Buyer is in breach of its covenants under Section 2.8(a) hereof, its representations and warranties in Article 5, or its tax obligation in Section 6.9(b), the restrictions set forth in Section 6.10(a) and Section 6.10(c) shall become null and void and shall have no force or effect.
6.12.   Notice of Certain Events.  Each party hereto shall promptly notify the other parties hereto of any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware after the date hereof and prior to the Closing that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article 7 hereof.
6.13.   Post-Closing Obligation.  The Company covenants and agrees to amend the signatories to the bank accounts of the Company to the Buyer's satisfaction as soon as reasonably practicable after the Closing and expenditures in excess of $5,000 shall be approved by both Daniel Pappalardo and the Chief Operating Officer of the Buyer. No expenditure above $5,000 can be paid without both Daniel Pappalardo and the Buyer COO approving.  In the event of a deadlock, all matters shall be approved by the Buyer's Board of Directors.
6.14.     Management of the Surviving Company.  Effective as of the Closing and for a period of at least one year thereafter, Dan Pappalardo (the "Principal") will have day-to-day control of the operations of the Surviving Company under the supervision and reasonable approval of the Buyer's Board of Directors in order to drive value, with such day-to-day control to be inclusive of decision-making authority, access to resources and a certain level of autonomy; provided, however, that all financial management functions of the Surviving Company, including, but not limited to, bookkeeping, payroll and checking accounts, will be performed under the Buyer's supervision and any expenditure for $5,000 or greater shall be determined jointly by Dan Pappalardo and Buyer's COO.
7.     Conditions Precedent to Closing.
7.1.     Buyer's and Merger Sub's Conditions.  The obligations of Buyer and Merger Sub to perform their obligations at Closing are subject to the fulfillment of the following conditions, any of which Buyer may waive:

(a)     The Company and the Seller shall have performed and complied in all material respects with all terms, covenants and conditions of this Agreement to be complied with and performed by the Company and the Seller at or before Closing.
(b)     All representations and warranties of the Company and the Seller in this Agreement shall be true and correct in all material respects as of the date of Closing, with the same force and effect as if such representations and warranties had been made on and as of that date, except (i) to the extent that such representations and warranties refer to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes contemplated by this Agreement, and (iii) to the extent that such representations and warranties are qualified by materiality, in which they shall be true and correct in all respects.
(c)     The Company and the Seller shall have delivered to Buyer a certificate, dated as of the date of Closing, in form reasonably satisfactory to Buyer, executed by an officer of the Company and the Seller, certifying that the conditions stated in Sections 7.1(a) and 7.1(b) have been satisfied.
(d)     There shall have been obtained each of the Company Third Party Consents and all Approvals from Governmental Authorities.
(e)     There shall be no pending or threatened material third party Litigation seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement, or which if successful could have the effect of any of the foregoing, or any Judgment providing for any of the foregoing.
(f)     The Company shall have delivered to Buyer a certified copy of the corporate resolutions of the Board of Directors of the Company dated as of the Closing Date, authorizing the execution, delivery and performance of this Agreement and the other documents contemplated by this Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and an incumbency certificate with respect to the genuineness of the signatures of each officer executing this Agreement and the other documents contemplated by this Agreement.
(g)     Since the Effective Date, there shall not have occurred, and no effect or circumstance shall exist that has had or could reasonably be expected to have, a Material Adverse Effect.
(h) b    The Company shall have delivered written releases of all Liens on any assets or properties of the Company other than Permitted Liens and evidence of the payoff of all Indebtedness, except as provided on Schedule 3.9 hereto, of the Company (other than capital leases) in form and substance reasonably satisfactory to Buyer.
(i)     The existing employment agreements shall all be cancelled, and the Employment Agreement shall be executed by Seller and such agreement shall be in full force and effect as of the Closing Date.

(j)     The existing Interim Services Agreement dated July 24, 2015 by and between Interim CSuite Financial Services, the Company and Kelly Anderson shall be in full force and effect as of the Closing Date.
(k)     The Company, Seller and the Buyer shall have executed the Escrow Agreement together with the Escrow Agent in the form attached as Exhibit 2.7.
(l)     Seller shall have delivered all of the outstanding Capital Stock of the Company with executed stock power to Buyer.
(m)     The Company shall have delivered a certificate signed by its Secretary certifying that the attached copies of the Company's Articles of Incorporation, By-Laws and Resolutions of the Board of Directors approving the transaction are all true, accurate, complete and correct, and remain in full force and effect and certifying as to the incumbency of any officer of the Company executing any transaction documents.
(n)     Shareholder shall have delivered executed Subscription Agreements from assignees of his Parent Stock.
7.2.     The Company's and the Seller's Conditions.  The obligations of the Company and the Seller to perform their obligations at Closing are subject to the fulfillment of the following conditions, any of which the Company and the Seller may waive:
(a)     Buyer and Merger Sub shall have performed and complied in all material respects with all terms, covenants and conditions of this Agreement to be complied with and performed by Buyer and Merger Sub at or before Closing.
(b)     All representations and warranties of Buyer, Buyer Subsidiaries and Merger Sub in this Agreement shall be true and correct in all material respects as of the date of Closing with the same force and effect as if such representations and warranties had been made on and as of that date, except (i) to the extent that such representations and warranties refer to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes contemplated by this Agreement, and (iii) to the extent that such representations and warranties are qualified by materiality, in which they shall be true and correct in all respects.
(c)     Buyer and Merger Sub shall have delivered to the Company a certificate dated as of the date of Closing, in form reasonably satisfactory to the Company, executed by an officer of Buyer, certifying that the conditions stated in Sections 7.2(a) and 7.2(b) have been satisfied.
(d)     There shall have been obtained each of the Buyer Third Party Consents and all Approvals from Governmental Authorities.
(e) There shall be no pending or threatened third party Litigation seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement, or which if successful would have the effect of any of the foregoing, or any Judgment providing for any of the foregoing.

(f)     The Employment Agreement with Daniel Pappalardo shall have been executed by the Buyer.
(g)     Buyer shall deliver to the Company a certified copy of the corporate resolutions of the board of directors of Buyer dated as of the Closing Date, authorizing the execution, delivery and performance by Buyer of this Agreement and the Employment Agreements to which it is a party and an incumbency certificate with respect to the officers of Buyer executing documents or instruments on behalf of Buyer.
(h)     Merger Sub shall deliver to the Company a certified copy of the corporate resolutions of the board of directors of Merger Sub dated as of the Closing Date, authorizing the execution, delivery and performance by Merger Sub of this Agreement and the Employment Agreements to which it is a party and an incumbency certificate with respect to the officers of Merger Sub executing documents or instruments on behalf of Merger Sub.
(i)     Buyer shall deliver to the Company an opinion of its securities counsel as to the Parent Stock being validly issued, fully paid and non-assessable, and issued in compliance with the Federal and State securities laws.
(j)     Buyer shall have delivered $2,800,000 cash to the Company.
(k)     Buyer shall have delivered $2,200,000 cash to a Buyer segregated bank account for Company purposes.  This segregated bank account shall have the same signatories as the Company bank accounts.  Any expenditures for $5,000 or greater in any bank account of the Company, Buyer or Merger Sub shall be determined jointly by Daniel Pappalardo and Buyer's COO with a deadlock to be determined by a majority vote of the Board of Directors.
(l)     Buyer shall have delivered the Parent Stock to Daniel Pappalardo, the Escrow Agent and Daniel Pappalardo's designees.
(m)     Buyer shall have delivered to Seller and other employees of the Company the stock options and restricted stock units described in Section 2.8(ii).
(n)     Buyer shall have delivered that certain settlement agreement executed with Charles Joseph Carey.
(o)     Buyer shall have delivered that certain settlement agreement executed with CenFin.
(p)     Buyer shall have assumed the rights and obligations of the Company under the Anderson Consulting Agreement.
(q)     Buyer shall have delivered a certificate signed by its Secretary certifying that the attached copies of the Buyer's Articles of Incorporation, By-Laws and Resolutions of the Board of Directors approving the transition are all true, accurate, complete and correct, and remain in full force and effect and certifying as to the incumbency of any officer of the Buyer executing any transaction documents.

(r)     The Buyer shall have delivered all other documents and other instruments as the Company may reasonably request in connection with the transactions contemplated by this Agreement.
8.     Closing.
8.1.     Date and Place.  The closing of the transactions contemplated by this Agreement ("Closing") shall take place remotely via the exchange of documents and signatures via fax or e-mail on the later of the Effective Date or the date on which the last of the conditions set forth in Article 7 have been satisfied or waived, or in such other manner or time, and in such place, as the Company and Buyer agree upon; provided, however, that either Buyer or the Company may, by written notice to the other, postpone Closing on one or more occasions to a later date in order to allow additional time for the satisfaction of conditions to its obligations stated in Article 7, but in no event to a date later than May 31, 2017 (the "Outside Closing Date") unless mutually extended by the Parties.
8.2.     Actions at Closing.  At Closing:
(a)     The Company and Merger Sub shall execute the Certificates of Merger and file the Certificates of Merger with the Secretary of State of the States of Delaware and California;
(b)     Buyer shall pay the cash required to be paid to and on behalf of the Company and deliver the Parent Stock to Seller and his designees in accordance with Section 2.4(a) above; and
(c)     The Company and the Seller shall deliver to Buyer all closing deliverables set forth in Section 7.1.  Buyer shall deliver to the Company and the Seller all closing deliverables set forth in Section 7.2.
9.     Termination and Default.
9.1.     Termination Events.  This Agreement may be terminated prior to Closing and the transactions contemplated hereby may be abandoned:
(a)     at any time, by the mutual agreement of Buyer, the Company and the Seller;
(b)     by either Buyer and Merger Sub, on the one hand, or the Company and the Seller, on the other hand, at any time, if the other or others is or are in breach or default of its or their respective covenants, agreements or other obligations in this Agreement, or if any of the representations and warranties of the other or others in this Agreement are not true and accurate in all material respects and the other or others shall not have cured such breach, default, untruthfulness or inaccuracy within ten days after notice thereof given by the terminating party or parties; or

(c)     by either Buyer and Merger Sub, on the one hand, or the Company and the Seller, on the other hand, upon written notice to the other or others, if any of the conditions to its or their obligations set forth in Sections 7.1 and 7.2, respectively, shall not have been satisfied on or before the Outside Closing Date, for any reason other than a breach or default by the terminating party or parties of its or their respective covenants, agreements or other obligations under this Agreement, or any of its or their representations and warranties in this Agreement not being true and accurate in all material respects as of the date of this Agreement or as of the Outside Closing Date.
9.2.     Remedies Upon Termination.  In the event of the termination of this Agreement in accordance with this Article 9, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)     as set forth in this Section 9.2 and Section 6.7(b) and Article 11 hereof; and
(b)     that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.
10.     Indemnification.
10.1.     Indemnification of Buyer.  Subject to the terms and limitations provided in this Article 10 and in the Escrow Agreement, a form of which is attached hereto as Exhibit 2.7, from and after the Closing, the Seller, shall indemnify and hold harmless Buyer from and against any and all Losses arising out of or resulting from:
(a)     any representations and warranties, as qualified by the disclosure schedules attached hereto and incorporated herein by reference (the "Disclosure Schedules") made by the Company or the Seller in this Agreement or in any certificate delivered in connection herewith not being true and accurate as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy of which will be determined with reference to such specified date);
(b)     any failure by the Company or the Seller to perform any of its material covenants, agreements or obligations in this Agreement; and
(c)     any liability of the Company for any Taxes with respect to periods prior to Closing in excess of amounts reserved for Taxes in the Company's books as of the Closing Date, except to the extent such liabilities are assumed by the Buyer as provided herein.
(d)     Payment of any undisclosed Company expenses not paid prior to Closing, except to the extent such Company expenses were incurred in the ordinary course of business since January 30, 2017, or are assumed by the Buyer as provided herein.
10.2.     Indemnification of Seller.  Subject to the terms and limitations provided in this Article 10, from and after Closing, Buyer shall indemnify and hold harmless the Seller, from and against any and all Losses arising out of or resulting from:

(a)     any representations and warranties made by Buyer, Buyer Subsidiaries or Merger Sub in this Agreement or in any certificate delivered in connection herewith not being true and accurate as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy of which will be determined with reference to such specified date); and
(b)     any failure by Buyer or Merger Sub to perform any of its covenants, agreements or obligations in this Agreement.
10.3.     Procedure for Indemnification.
(a)     General.  The party (or parties) believing it (or they) to be entitled to indemnification hereunder (the "Indemnitee") shall promptly notify the other party (or parties) (the "Indemnitor") in writing of any claim, demand, action or proceeding for which indemnification will or may be sought under Section 10.1 or Section 10.2 (a "Notice of Claim").  The Notice of Claim shall specify facts reasonably known to the Indemnitee giving rise to such indemnity rights.  The Indemnitor shall have 30 days after its receipt of such Notice of Claim to respond in writing to same. The Indemnitee shall allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Indemnitee shall assist the Indemnitor's investigation by giving such information and assistance (including access to the Surviving Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its professional advisors may reasonably request. If the Indemnitor does not so respond within such 30 day period, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.
(b)     Third Party Claims.  Promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any Litigation by a third party for which the Indemnitee is entitled to indemnification from the Indemnitor under Section 10.1 or Section 10.2, the Indemnitee shall provide a Notice of Claim to the Indemnitor, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced thereby.  In case any Litigation shall be commenced against any Indemnitee by a third party, the Indemnitor shall be entitled to participate in such Litigation and, at its option, assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor's sole expense, provided, however, that the Indemnitor shall not have the right to assume the defense of any Litigation if (i) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor, (ii) such Litigation is reasonably likely to have an adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor, or (iii) the Indemnitor shall not have assumed the defense of the Litigation in a timely fashion (but in any event within thirty days of notice of such Litigation).  If the Indemnitor shall assume the defense of any Litigation, the Indemnitee shall be entitled to participate in any Litigation at its expense, and the Indemnitor shall not settle such Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee from all liability with respect to the matters that are subject to such Litigation, or otherwise shall have been approved by the Indemnitee.

10.4.     Determination of Indemnification Amounts; Time For Making Claims; Treatment of Indemnification Payments.
(a)     No party will have any liability to any Indemnitee with respect to claims under Section 10.1 or Section 10.2 until the Indemnitees shall have incurred on a cumulative basis Losses exceeding Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the "Deductible"), at which point the Indemnitor shall be liable for all Losses in excess of the Deductible incurred by the Indemnitee(s); provided, that, the Deductible shall not apply to any Losses occurring by virtue of a breach of the Buyer's obligations under Section 2.4(a) hereof.
(b)     The maximum aggregate liability of the Seller under Section 10.1 shall not exceed Five Million Dollars ($5,000,000).
(c)     No Person shall be entitled to indemnification hereunder unless it shall have given the party or parties from which indemnity is sought a Notice of Claim.
(d)     Indemnification payments under this Article 10 shall constitute adjustments to the Merger Consideration.
(e)     Notwithstanding anything to the contrary set forth herein, nothing shall limit any party from making any claims for Losses against any other party for fraud or intentional misrepresentation.
10.5.     Survival. The representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 5.1, 5.2, 5.3 and 5.4 shall survive the Closing indefinitely, and the representations and warranties in Sections 3.10, 3.17, 3.18 and 3.20 shall survive Closing until the expiration of the statutory period of limitation applicable to claims of authorities with respect to matters that could constitute a breach of such representations and warranties. All other representations and warranties of the parties in this Agreement or in any certificate delivered in connection with this Agreement shall survive twelve (12) months from the Closing Date.
10.6.     Exclusive Rights.  Except as set forth in Section 10.4(e), if the Closing shall occur, then the remedies stated in this Article 10 shall constitute the sole and exclusive remedies of the Surviving Company, the Seller and Buyer for breaches of covenants and obligations stated in this Agreement or the inaccuracy of any representation or warranty in this Agreement, or otherwise (whether in contract or in tort) with respect to this Agreement or the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, Buyer and Merger Sub acknowledge and agree that neither the Company nor the Seller has made any representation or warranty other than those representations and warranties expressly stated in this Agreement, and that Buyer and Merger Sub have relied solely on the representations and warranties expressly made in this Agreement.

11.     Miscellaneous.
11.1.     Expenses.  Except as otherwise provided in this Agreement, each of the parties shall pay its own expenses incident to the negotiation, preparation and performance under this Agreement, and the fees and expenses including, without limitation, those of its counsel, accountants, regulatory, manufactory or financial advisory and other experts in connection with this Agreement.
11.2.     Publicity.  Each of Buyer, Merger Sub, Seller and the Company shall each consult with the others before issuing any press release or making any other public disclosure concerning this Agreement or the transactions contemplated by this Agreement unless, in the case of Buyer, in the reasonable judgment of Buyer, a release or disclosure is required to discharge its disclosure obligations under applicable Legal Requirements, in which case it shall in good faith consult with the Company about the form, content and timing of such release or disclosure prior to its release or disclosure.
11.3.     Exclusivity.  The Company and the Seller hereby covenant and agree that in consideration of the time and effort expended by the Buyer in furtherance of the Merger, as follows: that until July 31, 2017, or such later date as the parties may agree to, neither the Company, the Seller nor any of the Company's officers or managers, individually or collectively, shall directly or indirectly, (i) entertain, encourage, solicit, initiate or enter into discussions concerning the submission of proposals or offers from any other person relating to a possible disposition of all or substantially all of the assets of the Company, a financing or similar transaction (an "Excluded Transaction"), (ii) solicit, initiate or enter into discussions relating to a possible Excluded Transaction, (iii) furnish to any other person any information not already in the public domain relating to the business of the Company (other than in the ordinary course of business) of the Company, (iv) assist, participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing, except in each case as may be required by applicable law, court or administrative order or in connection with contractual obligations entered into in the ordinary and usual course of business; or (v) disclose or otherwise communicate the existence or terms of this Agreement, or the existence of discussions or negotiations between the Company, Seller and Buyer, or the Merger itself at any time to any third party without the prior written consent of the Buyer. If approached with respect to any such transaction, the Seller shall report such information to the Buyer and supply the contract information on the same.
11.4.     Waivers.  No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement in this Agreement.  The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.  The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement.  Any waiver must be in writing.
11.5.     Notices.  All notices, requests, demands, applications, services of process and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by e-mail (provided it is also delivered by some other means permitted by this Section 11.5), delivered by recognized overnight courier, or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

To the Company or the Seller:
with copies (which shall not constitute notice) to:
Troika Design Group, Inc.
101 S. La Brea Avenue
Los Angeles, CA  90036
Attention:  Daniel Pappalardo
E-mail:  Dan@troika.tv
To Buyer and/or Merger Sub:
M2 nGage Group Inc.
20 Elm Street
Norwood, MA  02062
Attention: Michael Tenore, General Counsel
E-mail: mtenore@troikamedia.com
with copies (which shall not constitute notice) to:
Davidoff Hutcher & Citron LLP
605 Third Avenue, 34th Floor
New York, NY 10158
Attention: Elliot H. Lutzker Esq.
E-mail: Ehl@dhclegal.com
or to such other address as any party shall have furnished to the other by notice given in accordance with this Section.  Such notice shall be effective, (i) if delivered in person or by overnight courier, upon actual receipt by the addressee, or (ii) if mailed, upon the earlier of three days after deposit in the mail and the date of delivery as shown by the return receipt therefor.
11.6.     Entire Agreement; Amendments.  This Agreement and the other agreements referred to in this Agreement to which the parties to this Agreement also are parties embody the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, oral or written, with respect thereto.  This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.
11.7.     Binding Effect; Benefits.  This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  None of Buyer, Merger Sub, Seller or the Company shall assign this Agreement or delegate any of its or their duties hereunder to any other Person without the prior written consent of the others; provided, however, that Buyer may assign all of its rights and claims under this Agreement and any other agreements or documents executed and delivered in connection herewith to any Affiliate of Buyer, provided Buyer continues to remain primarily liable for its obligations pursuant to this Agreement.

11.8.     Headings, Schedules, and Exhibits.  The section and other headings in this Agreement are for reference purposes only and will not affect the meaning of interpretation of this Agreement.  Reference to Schedules or Exhibits shall, unless otherwise indicated, refer to the Exhibits and Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference.  Any disclosure made in any Schedule to this Agreement which should, based on the substance of such disclosure, be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule regardless of whether or not a specific reference is made thereto; provided that the description of such item on a Schedule is such that the Buyer could reasonably be expected to ascertain that such disclosure would relate to such other provision of this Agreement.
11.9.     Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
11.10.     Governing Law.
(a)    The validity, performance and enforcement of this Agreement and all transaction documents, unless expressly provided to the contrary, shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such State.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court or federal court of the United States of America sitting in New Castle County in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Delaware state court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Delaware state or federal court.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
11.11.     Third Parties; Joint Ventures.  This Agreement constitutes an agreement solely among the parties hereto, and is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including, but not limited to, any employee or former employee of the Company) other than the parties hereto and their respective successors or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement.  Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

11.12.     Construction.  This Agreement has been negotiated by Buyer, Seller and the Company and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.  Unless otherwise expressly provided in this Agreement, (i) words used in this Agreement, regardless of the gender used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires; (ii) the word "including" is not limiting; (iii) the capitalized term "Section" refers to sections of this Agreement; (iv) references to a particular Section include all subsections thereof; (v) references to a particular statute or regulation include all amendments thereto, rules and regulations thereunder and any successor statute, rule or regulation, or published clarifications or interpretations with respect thereto, in each case as from time to time in effect; (vi) references to a Person include such Person's successors and assigns to the extent not prohibited by this Agreement; and (vii) references to a "day" or number of "days" (without the explicit use of the defined term "business day") will be interpreted as a reference to a calendar day or number of calendar days.

[Signature Page Follows]

 IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.
COMPANY:
Troika Design Group, Inc.

By: /s/ Daniel Pappalardo
     Daniel Pappalardo, CEO

SELLER:

/s/ Daniel Pappalardo
     Daniel Pappalardo

BUYER:
M2 nGage Group Inc.

By: /s/ Michael Tenore
     Michael Tenore, General Counsel
MERGER SUB:
Troika Acquisition Corp.

By: /s/  Michael Tenore
       Michael Tenore, President

EXHIBITS TO
MERGER AGREEMENT

Exhibit No.	Exhibit Description

2.1	CA Certificate of Merger

2.1(b)	New By-Laws of Troika Design Group, Inc.

2.4(a)(i)	Settlement Amounts

2.4(a)(ii)	Parent Stock Recipients and Amounts

2.7	Form of Closing Escrow Agreement

2.8(iii)	Form of Lock-Up/Leak-Out Agreement

Exhibit 2.1
Form of California Agreement of Merger

This Agreement of Merger is entered into between Troika Design Group, Inc., a California corporation (herein "Surviving Corporation") and Troika Acquisition Corp., a California corporation (herein "Merging Corporation").

1.  Merging Corporation shall be merged into Surviving Corporation.

2.  Each outstanding share of Merging Corporation shall be converted into 1 (one)
      share of Surviving Corporation.

3.  The outstanding shares of Surviving Corporation shall remain outstanding and are not affected by the merger.

4.  Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

5.  The effect of the merger and the effective date of the merger are as prescribed by law.

IN WITNESS WHEREOF, the parties have executed this Agreement.

TROIKA DESIGN GROUP, INC.

By:      ______________________________
Name: Daniel Pappalardo
Title:    President and Secretary

TROIKA ACQUISITION CORP.

By:      ______________________________
Name: Michael Tenore
Title:    President

By:      ______________________________
Name: Elliot H. Lutzker
Title:    Secretary

Exhibit 2.1(b)
By-Laws for Surviving Company

ARTICLE I – FORMATION
1.1     Legal Name. The legal name of the corporation is Troika Design Group Inc., hereinafter referred to as "Corporation."

1.2     Legal Purpose.  The Corporation is formed for the purpose of engaging in any lawful act of activity for which corporation may be organized under the California Corporations Code.

1.3     Legal Jurisdiction.  The Corporation is subject to the laws of the State of California.  If any provisions of these bylaws are inconsistent with statutes governing the formation and operation of a corporation within this jurisdiction, the laws of the State of California shall control.

ARTICLE II – CORPORATE SEAL
2.1     Corporate Seal.  The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words, "Corporate Seal, California."

ARTICLE III – OFFICES
3.1     Registered Agent and Office.  The registered office of the Corporation is located at 101 S La Brea Avenue, Los Angeles, California 90036 and the registered agent at the aforementioned address is c/o Troika Design Group Inc.

3.2     Principal Place of Business.  The principal place of business of the Corporation is located at 101 S La Brea Avenue, Los Angeles, California 90036 ("Principal Office").

3.3     Other Places of Business.  The Corporation may have other such places of business within or outside the State of California as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE IV – STOCKHOLDERS
4.1     Notice.  Written notice of the annual meeting or any special meeting of stockholders shall be given to each stockholder entitled to vote thereat, not less than ten (10) nor more than sixty (60) days prior to meeting, except as otherwise required by statute, and shall state the time and place and, in the case of a special meeting, the purpose(s) of the meeting.  Notice need not be given, however, to any stockholder who submits a signed waiver of notice, before or after the meeting, or who attends the meeting in person or who by proxy without objecting to the transaction of business.

4.2     Place of Meetings.  Meetings of stockholders for any purpose may be held at such place or places, either within or without the State of California, as shall be designated by the Board of Directors, or the President with respect to meetings called by him or her.

4.3     Annual Meeting.  The annual meeting of stockholders for the purpose of electing directors and for the transaction of such other business as may come before the meeting, shall be held on the anniversary date of the Corporation's incorporation, or at such other time as may be fixed by the Board of Directors.  The election of the Board of Directors shall be an item on the agenda of the annual meeting of stockholders.

4.4     Special Meeting.  Special meetings of stockholders may be called at any time by the Board of Directors or by the President, and shall be called by the President or Secretary at the written request of stockholders owning a majority of the shares of the Corporation then outstanding and entitled to vote.

4.5     Action by Stockholders Without a Meeting.  Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting.  The written consent of the stockholders, which may be executed in counterparts, shall be filed with the minutes of the Corporation.

4.6     Quorum for Meetings.  At all meetings of stockholders, the holders representing a majority of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business.  When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholder.

4.7     Presiding Officers at Meetings.  The President and the Secretary of the Corporation shall act as President and Secretary of each stockholders' meeting unless the majority of the stockholders present at the meeting shall decide otherwise.

4.8     Voting.  Stockholders shall be entitled one vote per share of stock.  Stockholders may vote in person or by proxy at any meeting of stockholders.  Any action required or permitted by stockholders at any annual or special meeting may also be taken by written consent in lieu of meeting.

4.9     Majority Rules and Election of Directors.  At a duly called meeting at any meeting of stockholders with a quorum once present, a majority of the votes cast, whether in person or represented by proxy, shall decide any question or proposed action brought before such meeting, except for the election of Directors, who shall be elected by a plurality of the votes cast.

4.10     Consent in lieu of a Meeting.  Except for the election of Directors, stockholders can without a meeting undertake any business that would otherwise require a meeting if authorized by the written consent of stockholders holding a majority of voting power, unless state law or the Articles of Incorporation require a higher  voting percentage.  Written consent in lieu of a meeting shall take the form of a document signed by the stockholders holding a majority of the shares setting forth the action taken.  If the consent is less than unanimous, notice of the action taken shall be provided to stockholders who have not consented in writing.

4.11     Consents to Meetings.  The actions undertaken at a meeting of stockholders, that was not properly called and noticed shall nevertheless be valid if: (a) a quorum was present in person or proxy, and (b) each of the stockholders entitled to vote and who were not present in person or by proxy sign a written waiver of notice or a consent to the holding of such meeting and the approval of the actions taken thereat.

All such waivers and consents must be filed in the corporate books and made part of the minutes of the corporate meeting therein.  A stockholder's attendance of a meeting which was not properly called and noticed shall constitute a waiver of notice unless an objection is made on the record at the meeting.

4.12     Adjourned Meetings.  Any meeting of stockholders may be adjourned to a designated time and place by a vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote, even though less than a quorum is present , or by the President if a quorum of stockholders is not present.  No notice of such adjourned meeting need be given, other than by announcement at the meeting at which adjournment is taken, and any business may be transacted at the adjourned meeting which might have been transacted at the meeting as originally called.  However, if such adjournment is for more than thirty (30) days, or if after such adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder or record entitled to vote at such meeting.

4.13     Stockholders of Record.
(a)  The Board of Directors shall fix a date by which all the stockholders of record at the close of that business day are entitled to exercise their rights.  Those stockholders are entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to any corporate action without a meeting, or entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action.  Such a record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and shall not, with respect to stockholder meetings, be more than sixty (60) days nor less than ten (10) days before the date of such meeting, or, with respect to stockholder consents, more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.

(b) If the Board of Directors does not fix a record date, the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be as of the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived as provided herein, on the day next preceding the day on which the meeting is held.  The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, where no prior action by the Board of Directors is necessary, shall be the close of business day on which the first signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation.  The record date for determining stockholders for any other purpose shall be at the close of business on the day the resolution of the Board of Directors relating thereto is adopted.

ARTICLE V – DIRECTORS
5.1     Number of Directors.  The number of directors which shall constitute the entire board shall be not less than one (1) nor more than three (3), as determined by the board of directors.  The number of Directors constituting the entire Board of Directors may be increased or decreased from time to time by resolution of the shareholders, and any vacancies resulting from any increase in the number of directorships may be filled by a majority of the Board.    Any director may be removed from office at any time by the affirmative vote of shareholders of record holding a majority of the outstanding shares of stock of the corporation entitled to vote, at a meeting of the shareholders called for that purpose.  As used in these By-Laws, "entire Board" means the total number of directors which the Corporation would have if there were no vacancies with respect to the number of directorships then existing.

5.2     Standard of Care.  Each Director shall perform his duties in good faith.  Each Director shall execute all his or her duties through the use of the standard as to what in the Director's opinion is in the best interests of the Corporation.  In making all decisions, a Director shall utilize such reasonable care and inquiry as a reasonably prudent person in a like situation would employ.

5.3     Powers of the Board of Directors.  The Board of Directors, unless a closely held corporate status is elected, is responsible for the management of the Corporation's business and legal affairs.  Towards this end, the Board of Directors will exercise all of the corporate powers to do such lawful acts which are not prohibited by either state law or the Articles of Incorporation.

5.4     Term of Office.  The Directors named in the Articles of Incorporation shall hold office until the annual meeting of stockholders next succeeding the filing of the Articles of Incorporation, and until their successors are elected and qualified.  The directors elected at the first annual meeting of stockholders and at each annual meeting thereafter shall hold office for one (1) year, and until their successors are elected and qualified.

5.5     Regular Meetings.  A regular meeting of the Board of Directors for the purpose of electing officers and transacting such other business as may come before the meeting shall be held without notice immediately following and at the same place as the annual stockholders' meeting.  The Board of Directors may provide, by resolution, the place, day and hour for additional regular meetings which may be held without prior notice.

5.6     Special Meetings.  Special meetings of the Board of Directors may be called by the President or any director.  Written notice of any special meeting, specifying the time and place of the meeting and, at the option of the person calling the meeting, the purpose of the meeting, shall be given to each director at least two (2) days prior thereto.  Such notice may be delivered by facsimile transmission.

5.7     Notice of Meeting; Waiver of Notice.  Meetings of the Board of Directors shall be held at such place as shall be designated in the notice of meetings.  Notice of any meeting need not be given to any director who signs a waiver of notice before or after the meeting.

5.8     Quorum.  A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

5.9     Action Without a Meeting.  Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board of Directors may be taken without a meeting if, prior or subsequent to such action, all of the directors consent thereto in writing.  Such written consents may be executed in counterparts, and shall be filed with the minutes of the Corporation.

5.10    Vacancies.  Any vacancy in the Board of Directors, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the directors, even though less than a quorum.

ARTICLE VI – OFFICERS
6.1     Election.  At its regular meeting following the annual meeting of stockholders, the Board of Directors shall elect a President, a Treasurer, a Secretary, and such other officers or agents as it shall deem necessary or desirable.  One person may hold two or more offices.  Any officer may be removed by the Board of Directors with or without cause at any time.

6.2     Vacancies.  Any vacancy occurring among the officers, however caused, may be filled by the Board of Directors for the unexpired portion of the term.

6.3     President.  The President shall be the chief executive officer of the corporation and, subject to the control of the Board of Directors and that of the Board of Directors of the Corporation's parent, M2 nGage Group Inc. shall in general supervise and control all of the business and affairs of the corporation.  Unless otherwise directed by the Board of Directors, all other officers shall be subject to the authority and supervision of the President.  The President may enter into and execute, in the name of the Corporation, contracts or other instruments in the regular course of business, or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board of Directors.  The President shall have the general powers and duties of management usually vested in the office of the President of a corporation.  This includes, but is not limited to, day-to-day control inclusive of decision making authority, access to resources and a certain level of autonomy.  Notwithstanding the foregoing, the joint signature of the Chief Operating Officer of the Corporation's parent, M2 nGage Group Inc., shall be required for any expenditure of $5,000.00 or greater.

6.4     Vice President.  If any are elected, the Vice President(s) shall perform such duties and have such authority as may be delegated to them from time to time by the President or by the Board of Directors.  In the absence of the President or in the event of his death, inability, or refusal to act, the Vice President(s), in order assigned, shall perform the duties and be vested with the authority of the President.

6.5     Treasurer.  The Treasurer shall have charge and custody of and be responsible for all funds and securities of the Corporation, shall keep regular books of account for the corporation and shall perform such other duties and possess such other powers as are incident to the office of treasurer or as shall be assigned by the President or by the Board of Directors.

6.6     Secretary.  The Secretary shall cause notices of all meetings to be served as prescribed in these by-laws or by statute, shall keep or cause to be kept the minutes of all meetings of the stockholders and of the Board of Directors, shall have charge of the corporate records and seal of the corporation and shall keep a register of the post office address of each stockholder.  The Secretary shall perform such other duties as are consistent with the office of Secretary or as assigned by the President or the Board of Directors.

ARTICLE VII – EXECUTION OF DOCUMENTS
7.1     Commercial Paper.  All checks, notes, drafts and other commercial paper of the Corporation shall be signed by the President or any Vice President of the Corporation or by such other person or persons as the board of Directors may from time to time designate.

7.2     Other Instruments.  All contracts, deeds, mortgages and other documents and instruments shall be executed by the President or any Vice President of the Corporation, and, if deemed necessary or advisable, by the Secretary, or such other person or persons as the Board of Directors may from time to time designate.

ARTICLE VIII – FISCAL YEAR
8.1     Fiscal Year.  The fiscal year of the Corporation shall be the same as the calendar year unless the Board of Directors shall otherwise direct.

ARTICLE IX – CERTIFICATES FOR SHARES OF STOCK
9.1     Execution.  Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors and shall be executed by the President or Vice President and by the Secretary or the Treasurer, unless the Board of Directors shall otherwise direct.

9.2     Fixing Record Date.  For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to or dissent from any proposal without any meeting or for the purpose of determining stockholders entitled to receive payment of any dividend or allotment of any right, or in order to make a determination of stockholders for any other purpose, the Board of Directors may fix, in advance, a date as the record date for any such determination of stockholders.  Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

ARTICLE X – DIVIDENDS
10.1     Dividends.  The Board of Directors may from time to time declare, and the Corporation may pay dividends or make other distributions on its outstanding shares in the manner and upon the terms and conditions provided by the Certificate of Incorporation or by statute.

ARTICLE XI – INDEMNIFIATION
11.1     Indemnification.  Any corporate agent shall be indemnified by the Corporation to the full extent permitted by law in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent.  Any corporate agent may be insured by insurance purchased by and maintained by the Corporation against any expenses incurred in any proceeding and any liability asserted against him in his capacity as corporate agent, whether or not the Corporation would have the power to indemnify him against such liability.

11.2     Definitions.  For purposes of this Article XI, the following definitions shall apply: (a).  "Corporate Agent" shall mean any person who is or was a director, officer, employee or agent of the Corporation or any constituent corporation absorbed by the Corporation in consolidation or merger on any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent.  Furthermore, any corporate agent also serving as a "fiduciary" of an employee benefit plan governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974" (ERISA) as amended from time to time, shall serve in such capacity as a corporate agent, if the Corporation shall have requested any such person to serve.  The Corporation shall be deemed to have requested such person to serve as fiduciary of any employee benefit plan, only where the performance of such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan.

(b).  "Other Enterprises" shall mean any domestic or foreign corporation other than the Corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise (including employee benefit plans governed by ERISA), whether or not for profit served by a corporate agent.

ARTICLE XII – LOANS TO AND GUARANTEES OF OBLIGATIONS OF OFFICERS, DIRECTORS AND EMPLOYEES

[INTENTIONALLY LEFT BLANK]

ARTICLE XIII – AMENDMENTS
13.1     Amendments.  These by-laws may be altered, amended or repealed and new by-laws may be adopted by a majority of the votes cast at any regular or special meeting of the stockholders, if notice of the proposed alteration or amendment be contained in the notice of meeting, or by a majority of the Board of Directors, unless the resolution of the stockholders adopting the by-laws expressly reserves to the stockholders the right to amend it, at a regular meeting or at a special meeting called for that purpose.

Exhibit 2.4(a)(i)
Settlement Amounts
As of June 9, 2017

REDACTED

Exhibit 2.4(a)(ii)
Parent Stock Recipients and Amounts

REDACTED

Exhibit 2.7
Form of Closing Escrow Agreement

THIS ESCROW AGREEMENT (this "Agreement"), made as of the __ day of June, 2017, by and among Troika Design Group Inc., a California corporation (the "Company"), the sole shareholder of the Company (the "Seller"), M2 nGage Group, Inc., a Nevada corporation (the "Parent"), Troika Acquisition Corp., a Delaware corporation ("Purchaser" and together with the Parent, the Company and the Seller, the "Parties") and Davidoff Hutcher & Citron LLP, a New York limited liability company (the "Escrow Agent").  Unless otherwise defined herein, capitalized terms used herein shall have the meaning provided such terms in the Merger Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain Merger Agreement between Company, the Parent, Seller and Purchaser of even date herewith (the "Merger Agreement"), pursuant to which the Company and Seller sold to Purchaser substantially all of the assets of the Company and its subsidiaries to the Purchaser in exchange for, among other things, Thirty Million Seven Hundred Thousand (30,700,000) shares of common stock of the Parent (the "Purchase Shares");

WHEREAS, the Parties desire to establish an escrow with the Escrow Agent to hold Three Million Seventy Thousand (3,070,000) shares of the Purchase Shares (the "Escrow Shares") in escrow to secured against any claims of indemnification made pursuant to Section 10.1 of the Merger Agreement, and the Escrow Agent is willing to establish such escrow on the terms and subject to the conditions hereinafter set forth;

WHEREAS, pursuant to Section 2.7 of the Merger Agreement, the Parent is obligated to deliver the Escrow Shares, on behalf of Purchaser, to the Escrow Agent, which Escrow Shares shall be held and disbursed by the Escrow Agent in accordance with Section 2 hereof.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, the Parties and the Escrow Agent (collectively, the "Signatories") hereby agree as follows:

1.      Appointment of Escrow Agent; Establishment of the Escrow.

1.1     The Parties hereby appoint the Escrow Agent to serve as Escrow Agent, and the Escrow Agent agrees to act as Escrow Agent in accordance with the terms of this Escrow Agreement
.
1.2     Pursuant to Section 2.7 of the Merger Agreement, the Parent shall deliver to the Escrow Agent, from time to time, all dividends and distributions that Seller is entitled to with respect to their ownership of the Escrow Shares (the "Funds").  The Company shall deposit the Funds in a non-interest bearing bank account provided by the Escrow Agent.

1.3     Subject to Section 2 hereof, the Escrow Agent shall hold the Escrow Shares and any Funds in escrow until the later of (a) one year from the date hereof (the "Indemnity Period"), or (b) the adjustment of the Shares pursuant to Section 2 this Agreement (each of 1.3(a) and 1.3(b) referred to as a "Termination Date").

1.4     Any interest and other distributions (whether of cash or other property) upon or in respect of any of the Escrow Shares or Funds and all property receivable in substitution or exchange therefore shall be included with and constitute part of the Escrow Shares and Funds.

2.      Payments from the Fund; Indemnification

2.1     (a)     Subject to Sections 2.2 and 2.3 below, if at any time during the Indemnity Period, Parent shall incur any Losses, the Parent shall deliver to the Escrow Agent and to the Seller a certificate of the Parent, executed by an authorized officer of the Parent (a "Parent Certificate"), which Parent Certificate shall:

(i)	state that the Parent is entitled to indemnification under Section 10.1 of the Merger Agreement (an "Indemnification Item");

(ii)	state the aggregate amount of each such Indemnification Item; and

(iii)	specify in reasonable detail the nature of each individual Indemnification Item.

(b)     In the event of the delivery of the Parent Certificate, the Escrow Agent shall hold all of the Escrow Shares and any Funds in the amount set forth in the Parent Certificate.  For purposes of this Agreement, the Purchase Shares, including the Escrow Shares, shall be deemed to have a value of the greater of (i) $0.18 per share, or (ii) the average closing price of the common stock of the Parent for the ten (10) trading days preceding the date on which the Escrow Shares are forfeited in satisfaction of indemnity obligations.

(c)     If the Seller shall object to any amount claimed in connection with any Indemnification Item specified in any Parent Certificate, the Seller, shall, within thirty (30) calendar days after receipt of such Parent Certificate, deliver to the Escrow Agent and the Parent a certificate of the Seller, executed by the Seller (a "Seller Certificate"), (i) specifying each such amount to which the Seller objects and (ii) specifying in reasonable detail the nature and basis for each such objection.  If the Escrow Agent shall not have received a Seller Certificate objecting to the amount claimed with respect to an Indemnification Item within thirty (30) calendar days after delivery to the Seller of a Parent Certificate specifying such Indemnification Item, the Seller shall be deemed to have acknowledged the correctness of the amount claimed on such Parent Certificate with respect to such Indemnification Item, and the Escrow Agent shall promptly thereafter release to the Parent for cancellation the amount of the Escrow Shares claimed in the Parent Certificate with respect to such Indemnification Item.

(d)     If the Escrow Agent shall receive a timely Seller Certificate objecting to the amount claimed with respect to any Indemnification Item specified in such Parent Certificate, the amount of Escrow Shares or Funds so objected to shall be held by the Escrow Agent and shall not be released unless the Escrow Agent (i) receives joint written instructions executed by an authorized officer of each of the Purchaser and the Seller or (ii) is directed to make such payment pursuant to a final non-appealable order or judgment by a court or arbitrator adjudicating such dispute, promptly after which time the Escrow Agent shall comply with terms of the joint written instructions or the order, as applicable.

3.     No Liability Upon Disbursement.

3.1     Upon adjustment, release or disbursement of all of the Escrow Shares and Funds (as applicable) pursuant to the terms of Section 2 hereof, the Escrow Agent shall be relieved of any and all further obligations and released from any and all liability under this Agreement.  It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Escrow Shares and Funds.

4.     Rights, Duties and Responsibilities of Escrow Agent.  It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

4.1    The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of this Agreement or any other agreement in connection with the transactions contemplated hereunder or thereunder.

4.2    The Escrow Agent shall continue to maintain the Escrow Shares and Funds until the Termination Date.

4.3    The Escrow Agent shall be under no duty or responsibility to accept any additional deposit into the Funds or enforce collection of any check delivered to it hereunder.

4.4    The Escrow Agent is authorized to perform only such duties, and shall have no duties or responsibilities other than, as specifically set forth herein.  The Escrow Agent shall be under no liability to the other Signatories hereto or to anyone else by reason of any failure on the part of any signatory hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person's obligations under any such document. Except for amendments to this Escrow Agreement referred to below, and except for instructions given to the Escrow Agent relating to the Escrow Shares and Funds, the Escrow Agent shall not be obligated to recognize any agreement between any and all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not the Escrow Agent has knowledge thereof.

4.5    The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness, of any notice, instruction, certificate, signature, instrument or other document which is given to the Escrow Agent pursuant to this Agreement without the Escrow Agent's being obligated to undertake any action or investigation to verify the truth or accuracy thereof.  The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.  The Escrow Agent shall have no responsibility with respect to the use or application of any documents delivered by the Escrow Agent pursuant to the provisions hereof.

4.6    In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Shares and Funds which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, then, in such event, the Escrow Agent shall be entitled to hold the Escrow Shares and Funds, or a portion thereof, in its possession pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its sole option, may deposit the Escrow Shares and the Funds (and any other amounts that thereafter may become part of the Fund) with the clerk of a court of competent jurisdiction in a proceeding to which all Parties in interest are joined.  Upon the deposit by the Escrow Agent of the Escrow Shares and Funds with the clerk of any such court, the Escrow Agent shall be relieved of any and all further obligations and released from any and all liability hereunder.

4.7    Any dispute which may arise among the Signatories hereto with respect to (a) the delivery, maintenance or release of the Escrow Shares and Funds, (b) the facts upon which the Escrow Agent's determinations hereunder are based, (c) the duties of the Escrow Agent hereunder or (d) any other questions arising under this Escrow Agreement, shall be settled either by (i) a joint written notice of the Parties providing instructions to the Escrow Agent therein, or (ii) by entry of a final order, decree or judgment by a court of competent jurisdiction in the State of New York (the time for appeal therefrom having expired and no appeal having been perfected).

4.8    The Parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience.  The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any of its members, partners, employees, agents or attorneys appointed by it, except in the case of bad faith, willful misconduct or gross negligence.  The Escrow Agent shall be entitled to consult with counsel of its own choosing, including itself, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.  The Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Escrow Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless the Escrow Agent shall have given its prior written consent thereto.

4.9    The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Shares or the Funds or any part thereof or to file any financing statement under the Uniform Commercial Code or any similar regulatory or reporting agency or body used to perfect a security interest with respect to the Escrow Shares or the Funds or any part thereof.

4.10    The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability to the other Signatories hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

4.11    Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood for such loss or damage and regardless of the form of action.

4.12    The Parties acknowledge and agree that Davidoff Hutcher & Citron LLP ("DHC") may act as the Escrow Agent hereunder, notwithstanding that DHC represents the Parent.  In the event of any claim, dispute or litigation concerning this Escrow Agreement, DHC shall nevertheless have the unqualified right to represent the Parent in respect of any such claim, dispute or litigation, notwithstanding that it is acting as Escrow Agent hereunder.

5.     Resignation.  The Escrow Agent may resign for any reason upon written Notice to the Parties specifying a date (not less than ten (10) business days after the giving of such Notice) when such resignation shall take effect.  Should the Escrow Agent resign as herein provided, it shall not be required to accept any deposit into, make any disbursement from or otherwise dispose of the Escrow Shares and the Funds, but its only duty shall be to hold the Fund for a period of not more than ten (10) business days following the effective date of such resignation, at which time (a) if a successor escrow agent shall have been appointed and written Notice thereof (including the name and address of such successor escrow agent) signed by the Parties and the successor escrow agent shall have been given to the resigning Escrow Agent, the Escrow Agent shall be authorized to pay over to the successor escrow agent the Funds, less any portion thereof previously distributed in accordance with this Agreement; or (b) if the resigning Escrow Agent shall not have received written Notice signed by the Parties and a successor escrow agent within the  period of not more than ten (10) business days following the effective date of such resignation, then the resigning Escrow Agent shall be authorized to deposit the Escrow Shares and Funds, less any portion thereof previously distributed or cancelled in accordance with this Agreement, on or after such date, with the clerk of a court of competent jurisdiction, and the resigning Escrow Agent shall be authorized to notify the other Parties, in writing, of its liquidation and distribution of the Fund; whereupon, in either case, the Escrow Agent shall be relieved of all further obligations and released from any and all liability under this Agreement.  Without limiting the provisions of Section 7 hereof, the resigning Escrow Agent shall be entitled to be jointly and severally reimbursed by the Parties, and the Parties shall be jointly and severally liable for any fees and expenses incurred in connection with the Escrow Agent's resignation, the transfer of the Escrow Shares and Funds to a successor escrow agent or the distribution of the Escrow Shares and Funds pursuant to this Section 5.

6.     Representations and Warranties. The Parties each represent, warrant and covenant to the Escrow Agent that

6.1     No person, other than the Parties hereto, has, or shall have, any lien, claim, pledge or security interest in the Escrow Shares or Funds or any part thereof.

6.2     No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Shares or Funds or any part thereof.

7.     Fees and Expenses. The Escrow Agent shall not be entitled to any additional compensation for its services hereunder.

8.     Indemnification and Contribution

8.1     The Parties (the "Indemnitors") jointly and severally agree to indemnify the Escrow Agent and its members, partners, employees, agents and associates (jointly and severally, the "Indemnitees") against, and hold them harmless of and from, any and all loss, liability, costs, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees or any of them arising out of or relating in any way to this Agreement, any transaction to which this Agreement relates, or the services of the Escrow Agent hereunder, unless such action, claim or proceeding is the result of the bad faith, willful misconduct or gross negligence of the Indemnitees.  For the purposes hereof, the term "expenses" shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with or without the express written consent of the Escrow Agent, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

8.2     If the indemnification provided for in this Section 8 is applicable, but for any reason is held to be unavailable, the Indemnitors shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including reasonable counsel fees and disbursements, actually paid or incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any claim, demand, action, suit or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitors.

8.3     Any Indemnitee which proposes to assert the right to be indemnified under this Section 8, promptly after receipt of Notice of the commencement of any action, suit or proceeding against such Indemnitee in respect of which a claim or demand is to be made against any Indemnitor under this Section 8, will give Notice to the Indemnitors of the commencement of such action, suit or proceeding; provided, however, that failure to give such Notice shall not relieve the Indemnitors from any liability which they may have to any Indemnitee otherwise than under this Section 8.  In case any such action, suit or proceeding shall be brought against any Indemnitee or Indemnitees and such Indemnitee or Indemnitees shall have given Notice to the Indemnitors of the commencement thereof, the Indemnitors or any of them shall be entitled to participate in and, to the extent that such Indemnitors shall wish, to assume the defense thereof, including without limitation by selecting counsel to defend such action, suit or proceeding, which counsel shall be reasonably satisfactory to the Indemnitee, at the cost and expense of the Indemnitors.  The Indemnitees shall nevertheless have the right to employ its or their respective counsel in any such action, and in such event, the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnitees.  If such Indemnitee or Indemnitees shall have concluded reasonably that there may be a conflict of interest among the Indemnitors and such Indemnitee or Indemnitees in the conduct of the defense of such action, then, notwithstanding anything contained herein to the contrary, the Indemnitors shall not have the right to direct the defense of such action on behalf of such Indemnitee or Indemnitees.

8.4     The provisions of this Section 8 shall survive any termination of this Agreement, whether by disbursement of the Escrow Shares or Funds, resignation of the Escrow Agent or otherwise

9.     Further Assurances.  The Parties, jointly and severally, agree to do such further acts and things and to execute and deliver such statements, assignments, agreements, instruments and other documents as the Escrow Agent from time to time reasonably may request in connection with the administration, maintenance, enforcement or adjudication of this Agreement, in order (a) to give the Escrow Agent confirmation and assurance of the Escrow Agent's rights, powers, privileges, remedies and interests under this Agreement and applicable law, (b) to better enable the Escrow Agent to exercise any such right, power, privilege or remedy, or (c) to otherwise effectuate the purpose and the terms and provisions of this Agreement, each in such form and substance as may be acceptable to the Escrow Agent.

10.     Cumulative Rights.  The rights and remedies granted to the Escrow Agent in this Agreement are cumulative and not exclusive, and are in addition to any and all other rights and remedies granted and permitted under and pursuant to law.

11.     No Waiver.  The failure of any of the Signatories hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

12.     Entire Agreement; Amendment.  This Agreement constitutes the entire agreement and understanding of the Signatories hereto, and no amendment, modification or waiver of any provision herein shall be effective unless consented thereto in writing by all of the Signatories hereof.  This Agreement and the agreements referred to herein are intended by the Signatories hereof as a final expression of their agreements and are intended to be a complete and exclusive statement of the agreements and understandings of the Signatories hereof in respect of the subject matter contained herein and therein.  There are no restrictions, promises, representations, warranties or undertakings, with respect to the subject matter hereof, other than those set forth or referred to herein and therein.  This Agreement and the agreements referred to herein supersede all prior agreements and understandings among the Signatories with respect to such subject matters.

13.     Termination.     Subject to Section 5, this Agreement shall terminate on the Termination Date.

14.     Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereunder (except for N.Y. GEN. OBLIG. LAW § 5-1401 and § 5-1402).

15.     Binding Effect.  This Agreement shall bind and inure to the benefit of the Signatories hereto, their successors and assigns.

16.     Assignment and Delegation of Duties.  This Agreement may not be assigned by the Signatories hereof, and no duty of any signatory hereof may be delegated to any other person.

17.     Paragraph Headings.  The paragraph headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

18.     Notices.  Any notice or other communication under the provisions of this Agreement (each, a "Notice") shall be in writing, and shall be effective when delivered in person, by nationally recognized overnight courier service, by facsimile transmission electronically confirmed during normal business hours, or three (3) days after having been mailed by certified mail, return receipt requested, to the Signatories at their respective addresses set forth in Section 11.5 of the Merger Agreement.

19.     Unenforceability; Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority, to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

20.     No Third Party Rights.  The representations, warranties and other terms and provisions of this Agreement are for the exclusive benefit of the Signatories hereto, and no other person shall have any right or claim against any signatory by reason of any of those terms and provisions or be entitled to enforce any of those terms and provisions against any signatory hereof.

21.     Counterparts.  This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals.

22.     Definitions.   The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the term "or" shall be deemed to include the term "and/or;" singular or plural tenses shall be deemed to include the opposite whenever the context so indicates or requires; and article, section, subsection, paragraph, clause, schedule and exhibit references are to this Agreement unless otherwise specified.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

COMPANY:
TROIKA DESIGN GROUP INC.,
a California corporation

By: __________________________________
Name:  Daniel Pappalardo
Title:     President
SELLER:

By: __________________________________
             Daniel Pappalardo

BUYER:
M2 NGAGE GROUP, INC.,
a Nevada corporation

By:  _________________________________________
Name:   Michael Tenore
Title:      Chief Operating Officer & General Counsel

TROIKA ACQUISITION CORP.,
a Delaware Corporation

By:  _________________________________________
Name:   Michael Tenore
Title:      President

ESCROW AGENT:

DAVIDOFF HUTCHER & CITRON LLP

By:  _________________________________________
Name:  Elliot H. Lutzker
Title:     Partner

Exhibit 2.8(iii)
Form of Lock-Up/Leak-Out Agreement

This LOCK-UP/LEAK-OUT AGREEMENT (the "Lock-Up Agreement") dated as of June ___, 2017 (the "Closing Date"), is by and between Daniel Pappalardo (the "Seller") and M2 nGage Group, Inc., a Nevada corporation ("M2GG").
W I T N E S S E T H:
WHEREAS, as of the date hereof Troika Design Group Inc., a California corporation ("Troika"), the Seller, M2GG and Troika Acquisition Corp., a Delaware corporation (the "Subsidiary") have entered into a Merger Agreement (the "MA") pursuant to which the Subsidiary has merged with and into Troika on the date of this Lock-Up Agreement for, among other things, an aggregate amount of thirty million seven hundred thousand (30,700,000) restricted shares of Common Stock of M2GG (the "M2GG Shares") to be issued to the Seller and/or his designees;
WHEREAS, three million seventy thousand (3,070,000) shares of the M2GG Shares are being held in escrow (the "Escrow Shares") pursuant to that certain Escrow Agreement, dated as of the date hereof, by and between the Subsidiary, M2GG, the Escrow Agent and Seller (the "Escrow Agreement");
WHEREAS, Seller has assigned 10,131,000 of the M2GG Shares to his designees, leaving him with a balance of 20,569,000 M2GG Shares including the Escrow Shares, which remaining 20,569,000 M2GG shares are hereinafter referred to as the M2GG Shares;
WHEREAS, in the event any of the M2GG Shares assigned to third parties revert back to the Seller, they shall be aggregated with the Seller's M2GG Shares and be subject to the terms and conditions of the Lock-Up Agreement; and
WHEREAS, pursuant to Section 2.8(iii) of the MA, the Seller shall not sell, transfer or otherwise dispose of the M2GG Shares, except as set forth in this Lock-Up Agreement.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Lock-Up Agreement, the parties hereto hereby agree as follows:
SECTION 1.
(a)       The resale of the M2GG Shares shall be according to the following schedule:
(i)
Beginning on the execution of this Lock-Up Agreement (the "Closing Date") through the six-month anniversary thereafter (the "Lock-Up Period"), the Seller shall not be entitled to sell any of the M2GG Shares;

(ii)
For the period commencing on the expiration of the Lock-Up Period through the third anniversary of the Closing Date (the "Leak-Out Period"), provided sales may be permitted pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), the Seller shall be entitled to sell one-thirtieth (1/30) of the M2GG Shares (less any Escrow Shares forfeited) on a cumulative basis (including all the Escrow Shares released in accordance with the terms of the Escrow Agreement); and

(iii)
Following the expiration of the Leak-Out Period, the Seller shall be entitled to sell all of the M2GG Shares (less any Escrow Shares forfeited) (including all amounts of the Escrow Shares released in accordance with the terms of the Escrow Agreement).

(b)     Notwithstanding anything to the contrary herein, the release or reduction of the Escrow Shares shall be subject to the terms of this Lock-Up Agreement, and nothing contained herein shall restrict or modify the rights of the Subsidiary or M2GG in connection with any claims of indemnification under the MA or reduction of the Escrow Shares under the Escrow Agreement.
(c)     Any sales of M2GG Shares in violation of this Lock-Up Agreement by the Seller shall constitute an event of default under this Lock-Up Agreement and an equal number of M2GG Shares shall be forfeited by the Seller and reduced by the Company, including, but not limited to, the cancellation of any Escrow Shares as contemplated by the Escrow Agreement.
(d)     The Seller acknowledges that his breach or impending violation of any of the provisions of this Lock-Up Agreement may cause irreparable damage to M2GG for which remedies at law would be inadequate.  The Seller further acknowledges that the provisions set forth herein are essential terms and conditions of the Agreement, and this Lock-Up Agreement.  The Seller therefore agrees that M2GG shall be entitled to a decree or order by any court of competent jurisdiction enjoining such impending or actual violation of any of such provisions.  Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such provision by the Seller and Buyer hereby consents to the jurisdiction of any such court of competent jurisdiction, state or federal, sitting in the State of New Jersey.  This remedy shall be in addition to all other remedies available to M2GG at law or equity.  If any portion of this Section 1 is adjudicated to be invalid or unenforceable, this Section 1 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 1 in the jurisdiction in which such adjudication is made.
(e)     M2GG Shares shall not at any time be used to cover "short" sales of M2GG Common Stock.
SECTION 2.     Subject to Section 5 hereunder, this Lock-Up Agreement shall inure to the benefit of and be binding upon M2GG, Seller, each of their successors and assigns, heirs, executors, administrators, legatees and legal representatives (as applicable).
SECTION 3.     Should any part of this Lock-Up Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Lock-Up Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Lock-Up Agreement without including therein any portion which may for any reason be declared invalid.

SECTION 4.     This Lock-Up Agreement shall be construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.
SECTION 5.     This Lock-Up Agreement and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignments in violation thereof shall be null and void.
SECTION 6.
(a)    All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand, recognized national overnight courier or by deposit in the United States Mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the address set forth below:
MADONNA C. FLEMING AGREEMENT M2 NGAGE GROUP,INC. ACQUISITION OF TROIKA DESIGN INC.	If to M2GG: M2 nGage Group Inc. 433 Hackensack Avenue Hackensack, New Jersey 07601 Telephone: (201) 968-9797 E-Mail: mtenore@M2nGage.com Attention: Michael Tenore, General Counsel
With a copy (for informational purposes only) to: Scott Olson, Esq. Troika Design Group Inc. 101 S. La Brea Avenue, 2nd Floor Los Angeles, CA 90036 Telephone: (310) 985-1034 E-Mail: scotto@troika.tv
With a copy (for informational purposes only) to:
Davidoff Hutcher & Citron LLP
605 Third Avenue
New York, NY  10158
Telephone:  (646) 428-3210
E-Mail:  ehl@dhclegal.com
Attention:  Elliot H. Lutzker, Esq.

(b)     Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after date of mailing thereof.  Other notices shall be deemed given on the date of receipt.  Any party hereto may change the address specified herein by written notice to the other parties hereto.

SECTION 7.     The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Lock-Up Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Lock-Up Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.
 IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement as of the day and year first written above.
M2 NGAGE GROUP, INC.

By: _____________________________________
Name:  Michael Tenore
Title:     General Counsel

Seller:

By:  _____________________________________
 Daniel Pappalardo